Exhibit 10.121

LEASE AGREEMENT
(FREMONT/BUILDING #2)
BETWEEN
LAM RESEARCH CORPORATION
(“LRC”)
AND
BNP PARIBAS LEASING CORPORATION
(“BNPPLC”)
December 21, 2007

(Continued)

			Page

	(B)	Advances of Escrowed Proceeds to LRC	24
	(C)	Right of LRC to Receive and Apply Remaining Proceeds Below a Certain Level	25
	(D)	Special Provisions Applicable After the Term Expires or an Event of Default	25
	(E)	LRC’s Obligation to Restore	25
	(F)	Takings of All or Substantially All of the Property	25
10	Additional Representations, Warranties and Covenants of LRC Concerning the Property		26
	(A)	Operation and Maintenance	26
	(B)	Debts for Construction, Maintenance, Operation or Development	26
	(C)	Repair, Maintenance, Alterations and Additions	26
	(D)	Permitted Encumbrances	27
	(E)	Books and Records Concerning the Property	27
11	Assignment and Subletting by LRC		27
	(A)	BNPPLC’s Consent Required	27
	(B)	Standard for BNPPLC’s Consent to Assignments and Certain Other Matters	28
	(C)	Consent Not a Waiver	28
12	Assignment by BNPPLC		28
	(A)	Restrictions on Transfers	28
	(B)	Effect of Permitted Transfer or other Assignment by BNPPLC	29
13	BNPPLC’s Right to Enter and to Perform for LRC		29
	(A)	Right to Enter	29
	(B)	Performance for LRC	29
14	Remedies		29
	(A)	Traditional Lease Remedies	29
	(B)	Foreclosure Remedies	32
	(C)	Enforceability	32
	(D)	Remedies Cumulative	32
15	Default by BNPPLC		33
16	Quiet Enjoyment		33
17	Surrender Upon Termination		33
18	Holding Over by LRC		33
19	Proprietary Information and Confidentiality		34
	(A)	Proprietary Information	34
	(B)	Confidentiality	34
20	Recording Memorandum		35
21	Independent Obligations Evidenced by Other Operative Documents		35

(ii)

(Continued)

Page
Exhibits and Schedules
Exhibit A	Legal Description
Exhibit B	California Lien and Foreclosure Provisions

(iii)

LEASE AGREEMENT
(FREMONT/BUILDING #2)
     This LEASE AGREEMENT (FREMONT/BUILDING #2) (this “Lease”), dated as of December 21, 2007 (the “Effective Date”), is made by and between BNP PARIBAS LEASING CORPORATION (“BNPPLC”), a Delaware corporation, and LAM RESEARCH CORPORATION (“LRC”), a Delaware corporation.
RECITALS
     Contemporaneously with the execution of this Lease, BNPPLC and LRC are executing a Common Definitions and Provisions Agreement (Fremont/Building #2) dated as of the Effective Date (the “Common Definitions and Provisions Agreement”), which by this reference is incorporated into and made a part of this Lease for all purposes. As used in this Lease, capitalized terms defined in the Common Definitions and Provisions Agreement and not otherwise defined in this Lease are intended to have the respective meanings assigned to them in the Common Definitions and Provisions Agreement.
     At the request of LRC and to facilitate the transactions contemplated in the other Operative Documents, BNPPLC is acquiring the Land described in Exhibit A and improvements on the Land from SELCO Service Corporation, an Ohio corporation doing business in California as “Ohio SELCO Service Corporation”, (the “Prior Owner”) contemporaneously with the execution of this Lease.
     Pursuant to an existing lease dated as of March 25, 2003, originally between the Prior Owner, as lessor, and LRC, as lessee, (“LRC’s Prior Lease”) LRC is already in possession of the Land.
     In anticipation of BNPPLC’s acquisition of the Land and other property described below, BNPPLC and LRC have reached agreement as to the terms and conditions upon which BNPPLC is willing to continue to lease to LRC the Land and the Improvements, and by this Lease BNPPLC and LRC desire to evidence such agreement. As provided in the Closing Certificate, this Lease and the other Operative Documents are intended to amend, restate and replace entirely LRC’s Prior Lease.
GRANTING CLAUSES
     BNPPLC does hereby LEASE, DEMISE and LET unto LRC for the Term (as hereinafter defined) all right, title and interest of BNPPLC, now owned or hereafter acquired, in and to:
     (1) the Land, including all interests in the Land acquired by BNPPLC from the Prior

Owner;
     (2) any and all Improvements;
     (3) all easements and other rights appurtenant to the Land or to the Improvements; and
     (4) (A) any land lying within the right-of-way of any street, open or proposed, adjoining the Land, (B) any sidewalks and alleys adjacent to the Land, and (C) any strips and gores between the Land and any abutting land that is not owned or being acquired by BNPPLC.
BNPPLC’s interest in all property described in clauses (1) through (4) above is hereinafter referred to collectively as the “Real Property”.
     To the extent, but only to the extent, that assignable rights or interests in, to or under the following have been or will be acquired by BNPPLC from the Prior Owner or as described in Paragraph 6 below, BNPPLC also hereby grants and assigns to LRC for the term of this Lease the right to use and enjoy (and, in the case of contract rights, to enforce) such rights or interests of BNPPLC:
     (a) any goods, equipment, furnishings, furniture and other tangible personal property of whatever nature that are owned by BNPPLC and located on the Real Property from time to time and all renewals or replacements of or substitutions for any of the foregoing;
     (b) the benefits, if any, conferred upon the owner of the Real Property by the Permitted Encumbrances; and
     (c) any permits, licenses, franchises, certificates, and other rights and privileges against third parties related to the Real Property.
Such rights and interests of BNPPLC, whether now existing or hereafter arising, are hereinafter collectively called the “Personal Property”. The Real Property and the Personal Property (including any property described in Paragraph 6 below) are hereinafter sometimes collectively called the “Property.”
     However, the leasehold estate conveyed by this Lease and LRC’s rights hereunder are expressly made subject and subordinate to the terms and conditions of this Lease, to the matters listed in Exhibit B to the Closing Certificate and all other Permitted Encumbrances, and to any other claims or encumbrances not constituting Liens Removable by BNPPLC.
     Without limiting the foregoing, it is understood that so long as LRC continues to be entitled to possession of the Property pursuant to this Lease, LRC’s possession will extend to and include (to the exclusion of BNPPLC) not only the Improvements, but also the Land (subject only to BNPPLC’s limited right of entry on and subject to the terms and conditions set forth in this Lease), and LRC will be entitled to any benefits conferred upon the owner of the Property by Permitted Encumbrances. Accordingly, it is the intent of the parties that BNPPLC will not assume or retain responsibility for the condition of the Land or the Improvements or for any obligations undertaken by LRC under the Permitted Encumbrances.
GENERAL TERMS AND CONDITIONS
     The Property is leased by BNPPLC to LRC and is accepted and is to be used and possessed by LRC upon and subject to the following terms and conditions:
1 Term.
     (A) Scheduled Term. The term of this Lease (the “Term”) will commence on the Effective Date and will end on the first Business Day of January, 2015, unless extended as provided in subparagraph 1(B) or sooner terminated as expressly provided in other provisions of this Lease.
     (B) Extension of the Term. The Term may be extended at the option of LRC for up to two successive periods of five years each; provided, however, that prior to each such extension the following conditions must have been satisfied: (i) LRC must have delivered a notice of its election to exercise the option at least one hundred eighty days prior to the end of the Term, and prior to the commencement of any such extension BNPPLC and LRC must have agreed in writing upon, and received the written consent and approval of BNPPLC’s Parent and all Participants to, (a) a corresponding extension of the date specified in clause (1) of the definition of Designated Sale Date in the Common Definitions and Provisions Agreement, and (b) an adjustment to the Rent that LRC will be required to pay during the extension, it being expected that the Rent for the extension may be different than the Rent required for the original Term or any prior extension, and it being understood that the Rent for any extension must in all events be satisfactory to both BNPPLC and LRC, each in its sole and absolute discretion; (ii) at the time of LRC’s exercise of its option to extend, no Default has occurred and is continuing and no Default will result from the extension; (iii) immediately prior to any such extension, this Lease must then remain in effect; and (iv) if this Lease has been assigned by LRC, then LRC must have executed a guaranty (or confirmed an existing guaranty, if applicable), guaranteeing LRC’s assignee’s obligations under the Operative Documents throughout such extended Term. With respect to the condition that BNPPLC and LRC must have agreed upon the Rent required for any extension of the Term, neither LRC nor BNPPLC is willing to submit itself to a risk of liability or loss of rights hereunder for being judged unreasonable. Accordingly, LRC and BNPPLC will each have sole and absolute discretion in making its determination, and both LRC and BNPPLC hereby disclaim any obligation express or implied to be reasonable in negotiating the Rent for any such extension. Similarly, it is understood that BNPPLC’s Parent and all Participants will each have

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sole and absolute discretion to give, or decline to give, consents and approvals required for any extension of the Term, and none of them will have any obligation express or implied to be reasonable in deciding whether to give such consents and approvals. Subject to the changes to the Rent and satisfaction of the other conditions listed in this subparagraph, if LRC exercises its option to extend the Term as provided in this subparagraph, this Lease will continue in full force and effect, and the leasehold estate hereby granted to LRC will continue without interruption and without any loss of priority over other interests in or claims against the Property that may be created or arise after the Effective Date and before the extension.
2 Use and Condition of the Property.
     (A) Use. Subject to the Permitted Encumbrances, LRC may use and occupy the Property during the Term, but only for the following purposes and other lawful purposes incidental thereto:
     (1) uses and operations related to LRC’s business as conducted as of the Effective Date, including office, manufacturing and research and development; and
     (2) other lawful purposes approved from time to time by BNPPLC, which approval will not be unreasonably withheld (it being understood, however, that BNPPLC’s withholding of such approval will be reasonable if BNPPLC determines in good faith that giving the approval may materially increase BNPPLC’s risk of liability for any existing or future environmental problem).
     (B) Condition of the Property. LRC acknowledges that it has carefully and fully inspected the Property and accepts the Property in its present state, AS IS, and without any representation or warranty, express or implied, as to the condition of such property or as to the use which may be made thereof. LRC also accepts the Property without any covenant, representation or warranty, express or implied, by BNPPLC or its Affiliates regarding the title thereto or the rights of any parties in possession of any part thereof, except as expressly set forth in Paragraph 16. BNPPLC will not be responsible for any latent or other defect or change of condition in the Land, Improvements or other Property or for any violations with respect thereto of Applicable Laws. Further, BNPPLC will not be required to furnish to LRC any facilities or services of any kind, including water, phone, sewer, steam, heat, gas, air conditioning, electricity, light or power.
     (C) Consideration for and Scope of Waiver. The provisions of subparagraph 2(B) have been negotiated by BNPPLC and LRC as being consistent with the Rent payable under this

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Lease, and such provisions are intended to be a complete exclusion and negation of any representations or warranties of BNPPLC or its Affiliates, express or implied, with respect to the Property that may arise pursuant to any law now or hereafter in effect or otherwise, except as expressly set forth herein.
3 Rent.
     (A) Base Rent Generally. On each Base Rent Date through the end of the Term, LRC must pay BNPPLC rent (“Base Rent”), calculated as provided below. Each payment of Base Rent must be received by BNPPLC no later than 11:00 a.m. (Central time) on the date it becomes due; if received after 11:00 a.m. (Central time) it will be considered for purposes of this Lease as received on the next following Business Day.
     (B) Calculation of and Due Dates for Base Rent. Payments of Base Rent will be calculated and become due as follows:
     (1) Determination of Payment Due Dates Generally. For Base Rent Periods subject to a LIBOR Election of six months, Base Rent will be payable in two installments, with the first installment becoming due on the Base Rent Date that occurs on the first Business Day of the third calendar month following the commencement of such Base Rent Period, and with the second installment becoming due on the Base Rent Date upon which the Base Rent Period ends. For all other Base Rent Periods, Base Rent will be due in one installment on the Base Rent Date upon which the Base Rent Period ends.
     (2) Special Adjustments to Base Rent Payment Dates and Periods. Notwithstanding the foregoing, if LRC or any Applicable Purchaser purchases BNPPLC’s interest in the Property pursuant to the Purchase Agreement, any accrued unpaid Base Rent and all outstanding Additional Rent will be due on the date of purchase in addition to the purchase price and other sums due to BNPPLC under the Purchase Agreement.
     (3) Base Rent Formula. Each installment of Base Rent payable for any Base Rent Period will equal the sum of:
     (a) the product of:
•	the Lease Balance on the first day of such Base Rent Period, times

•	the Collateral Percentage for such Base Rent Period (which is expected to be 100% unless the parties agree to a reduction by a written amendment of the Pledge Agreement), times

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•	the sum of (a) the Secured Spread for such Base Rent Period, plus (b) LIBOR for such Base Rent Period, times

•	the number of days in such Base Rent Period from the preceding Base Rent Date (or if there was no previous Base Rent Date, from the Effective Date) to the Base Rent Date upon which such installment becomes due, divided by

•	three hundred sixty, plus
     (b) the product of:
•	the Lease Balance on the first day of such Base Rent Period, times

•	100% minus the Collateral Percentage for such Base Rent Period, times

•	the sum of (a) the Unsecured Spread for such Base Rent Period, plus (b) LIBOR for such Base Rent Period, times

•	the number of days in such Base Rent Period from the preceding Base Rent Date (or if there was no previous Base Rent Date, from the Effective Date) to the Base Rent Date upon which such installment becomes due, divided by

•	three hundred sixty.
Assume, only for the purpose of illustration: that as of the first day of a Base Rent Period the Lease Balance is $10,000,000; that LIBOR for such Base Rent Period equals 4%; that the Secured Spread for such period is forty basis points (40/100 of 1%); that the Unsecured Spread for such period is one hundred basis points (100/100 of 1%); that the Collateral Percentage is 100%; and that such Base Rent Period contains exactly thirty days. Under such assumptions, Base Rent for the hypothetical Base Rent Period will equal:
{$10,000,000 x (100% x [0.40% + 4%]) x 30/360} +
{$10,000,000 x ( [100% - 100%] x [1% + 4%]) x 30/360} =
$36,666

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     (C) Additional Rent. All amounts which LRC is required to pay to or on behalf of BNPPLC pursuant to this Lease, together with every charge, premium, interest and cost set forth herein which may be added for nonpayment or late payment thereof, will constitute rent (all such amounts, other than Base Rent, are herein called “Additional Rent”; and, collectively, Base Rent and Additional Rent are herein sometimes called “Rent”). It is understood, however, that neither “Additional Rent” nor “Rent,” as such terms are used in this Lease, will include any Supplemental Payment required by the Purchase Agreement.
     (D) Arrangement Fee. In addition to other amounts payable by LRC hereunder, contemporaneously with the execution of this Lease LRC must pay BNPPLC an arrangement fee (the “Arrangement Fee”) as provided in the Closing Letter. The Arrangement Fee will represent Additional Rent for the first Base Rent Period.
     (E) Administrative Fees. In addition to other amounts payable by LRC hereunder, contemporaneously with the execution of this Lease and on the first Base Rent Date that follows each anniversary of the Effective Date prior to the Designated Sale Date, LRC must pay BNPPLC an annual administrative fee (an “Administrative Fee”) in the amount confirmed by the Closing Letter. Each payment of an Administrative Fee will represent Additional Rent for the first Base Rent Period during which it first becomes due.
     (F) No Demand or Setoff. Except as expressly provided herein, LRC must pay all Rent without notice or demand and without counterclaim, deduction, setoff or defense.
     (G) Default Interest and Order of Application. All Rent will bear interest, if not paid when first due, at the Default Rate in effect from time to time from the date due until paid; provided, that nothing herein contained will be construed as permitting the charging or collection of interest at a rate exceeding the maximum rate permitted under Applicable Laws. BNPPLC may apply any amounts paid by or on behalf of LRC against any Rent then past due in the order the same became due or in such other order as BNPPLC elects.
4 Nature of this Agreement.
     (A) “Net” Lease Generally. Subject only to the exceptions listed in subparagraph 5(D) below, it is the intention of BNPPLC and LRC that Base Rent and other payments herein specified will be absolutely net to BNPPLC and that LRC must pay all costs, expenses and obligations of every kind relating to the Property or this Lease which may arise or become due. Further, it is understood that all amounts payable by LRC to BNPPLC under this Lease and the other Operative Documents are expressed as minimum payments to be made net of any deduction or withholding required under any Applicable Laws.
     (B) No Termination. Except as expressly provided in this Lease itself, this Lease will

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not terminate, nor will LRC have any right to terminate this Lease, nor will LRC be entitled to any abatement of or setoff against the Rent, nor will the obligations of LRC under this Lease be excused, for any reason whatsoever, including any of the following: (i) any damage to or the destruction of all or any part of the Property from whatever cause, (ii) the taking of the Property or any portion thereof by eminent domain or otherwise for any reason, (iii) the prohibition, limitation or restriction of LRC’s use or development of all or any portion of the Property or any interference with such use by governmental action or otherwise, (iv) any eviction of LRC or of anyone claiming through or under LRC, (v) any default or breach on the part of BNPPLC under this Lease or any of the other Operative Documents or any other agreement to which BNPPLC and LRC are parties, (vi) the inadequacy in any way whatsoever of the design, construction, assembly or installation of any improvements, fixtures or tangible personal property included in the Property (it being understood that BNPPLC has not made, does not make and will not make any representation express or implied as to the adequacy thereof), (vii) any latent or other defect in the Property or any change in the condition thereof or the existence with respect to the Property of any violations of Applicable Laws, (viii) LRC’s ownership of any interest in the Property, or (ix) any other cause, whether similar or dissimilar to the foregoing, any existing or future law to the contrary notwithstanding. It is the intention of the parties hereto that the obligations of LRC hereunder be separate and independent of the covenants and agreements of BNPPLC, that Base Rent and all other sums payable by LRC hereunder continue to be payable in all events and that the obligations of LRC hereunder continue unaffected, unless the requirement to pay or perform the same have been terminated or limited pursuant to an express provision of this Lease. Without limiting the foregoing, LRC waives to the extent permitted by Applicable Laws, except as otherwise expressly provided herein, all rights to which LRC may now or hereafter be entitled by law (including any such rights arising because of any “warranty of suitability” or other warranties implied as a matter of law) (i) to quit, terminate or surrender this Lease or the Property or any part thereof or (ii) to any abatement, suspension, deferment or reduction of the Rent.
     (C) Characterization of this Lease.
     (1) Both LRC and BNPPLC intend that (a) for the purposes of determining the proper accounting for this Lease by LRC, BNPPLC will be treated as the owner and landlord of the Property and LRC will be treated as the tenant of the Property, and (b) for income tax purposes and real estate, commercial law (including bankruptcy) and regulatory purposes, (i) this Lease and the other Operative Documents will be treated as a financing arrangement, (ii) BNPPLC will be deemed a lender making loans to LRC in the principal amount equal to the Lease Balance, which loans are secured by the Property, and (iii) LRC will be treated as the owner of the Property and will be entitled to all tax benefits available to the owner of the Property. Consistent with such intent, by the provisions set forth in the attached Exhibit B, LRC is granting to BNPPLC a lien upon and mortgaging and warranting title to the Land and the Improvements and all rights,

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titles and interests of LRC in and to other Property, WITH POWER OF SALE, to secure all obligations (monetary or otherwise) of LRC arising under or in connection with any of the Operative Documents. Without limiting the generality of the foregoing, LRC and BNPPLC desire that their intent as set forth in this subparagraph be given effect both in the context of any bankruptcy, insolvency or receivership proceedings concerning LRC or BNPPLC and in other contexts. Accordingly, LRC and BNPPLC expect that in the event of any bankruptcy, insolvency or receivership proceedings affecting LRC or BNPPLC or any enforcement or collection actions arising out of such proceedings, the transactions evidenced by this Lease and the other Operative Documents will be characterized and treated as loans made to LRC by BNPPLC, secured by the Property.
     (2) Notwithstanding the foregoing, LRC acknowledges and agrees that none of BNPPLC or the other Interested Parties has made, or will be deemed to have made, in the Operative Documents or otherwise, any representations or warranties concerning how this Lease and the other Operative Documents will be characterized or treated under applicable accounting rules, income tax, regulatory, commercial or real estate law, bankruptcy, insolvency or receivership law or any other rules or requirements concerning the tax, accounting or legal characteristics of the Operative Documents. LRC further acknowledges and agrees that it is sophisticated and knowledgeable regarding all such matters and that it has, as it deemed appropriate, obtained from and relied upon its own professional accountants, counsel and other advisors for such tax, accounting and legal advice concerning the Operative Documents.
     (3) In any event, LRC will be required by subparagraph 5(C) below to indemnify and hold harmless BNPPLC and other Interested Parties from and against all additional taxes that may arise or become due because of any refusal of taxing authorities to recognize and give effect to the intention of the parties as set forth in subparagraph 4(C)(1) (“Unexpected Recharacterization Taxes”), including any additional income or capital gain tax that may become due because of payments to BNPPLC of the purchase price upon any sale under the Purchase Agreement resulting from any insistence of such taxing authorities that BNPPLC be treated as the “true owner” of the Property for tax purposes (a “Forced Recharacterization”); provided, however, LRC will not be required to pay or reimburse Unexpected Recharacterization Taxes to the extent that they are, in any given tax year, eliminated or offset by actual savings to BNPPLC because of additional depreciation deductions or other tax benefits available to BNPPLC in the same year only by reason of the Forced Recharacterization.
5 Payment of Executory Costs and Losses Related to the Property.
     (A) Local Impositions. Subject only to the exceptions listed in subparagraph 5(D) below, LRC must pay or cause to be paid prior to delinquency all Local Impositions. If requested

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by BNPPLC from time to time, LRC must furnish BNPPLC with receipts or other appropriate evidence showing payment of all Local Impositions at least ten days prior to the applicable delinquency date therefor.
     Notwithstanding the foregoing, LRC may in good faith, by appropriate proceedings, contest the validity, applicability or amount of any asserted Local Imposition, and pending such contest LRC will not be deemed in default under any of the provisions of this Lease because of the Local Imposition if (1) LRC diligently prosecutes such contest to completion in a manner reasonably satisfactory to BNPPLC, and (2) LRC causes to be paid any amount adjudged by a court of competent jurisdiction to be due, with all costs, penalties and interest thereon, promptly after such judgment becomes final; provided, however, in any event each such contest must be concluded and the contested Local Impositions must be paid by LRC prior to the earliest of (i) the date that any criminal prosecution is instituted or overtly threatened against BNPPLC or its directors, officers or employees because of the nonpayment thereof or (ii) the date any writ or order is issued under which any property owned or leased by BNPPLC (including the Property) may be seized or sold or any other action is taken or overtly threatened against BNPPLC or against any property owned or leased by BNPPLC because of the nonpayment thereof, or (iii) any Designated Sale Date upon which, for any reason, LRC or an Affiliate of LRC or any Applicable Purchaser does not purchase BNPPLC’s interest in the Property pursuant to the Purchase Agreement for a price (when taken together with any Supplemental Payment paid by LRC pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.
     (B) Increased Costs; Capital Adequacy Charges. Subject only to the exceptions listed in subparagraph 5(D) below:
     (1) If there is any increase in the cost to BNPPLC’s Parent or any Participant (or their respective Affiliates) of agreeing to make or making, funding or maintaining advances to BNPPLC in connection with the Property because of any Banking Rules Change, then LRC must from time to time (after receipt of a request from BNPPLC’s Parent or the Participant as provided below) pay to BNPPLC for the account of BNPPLC’s Parent or the Participant, as the case may be, additional amounts sufficient to compensate BNPPLC’s Parent or the Participant (or their respective Affiliates) for such increased cost. A certificate as to the amount of such increased cost, submitted to BNPPLC and LRC by BNPPLC’s Parent or the Participant, will be conclusive and binding upon LRC, absent clear and demonstrable error.
     (2) BNPPLC’s Parent or any Participant may demand additional payments (“Capital Adequacy Charges”) if BNPPLC’s Parent or the Participant determines that any Banking Rules Change affects the amount of capital to be maintained by it or its Affiliates and that the amount of such capital is increased by or based upon the existence

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of advances made or to be made to or for BNPPLC to permit BNPPLC to maintain BNPPLC’s investment in the Property. To the extent that BNPPLC’s Parent or such Participant, as the case may be, provides a certificate or notice to BNPPLC and to LRC demanding Capital Adequacy Charges as compensation for the additional capital requirements reasonably allocable to such investment or advances, LRC must pay to BNPPLC for the account of BNPPLC’s Parent or such Participant the amount so demanded; provided, however, such certificate or notice must set forth the nature of the occurrence giving rise to such demand, the amount of the Capital Adequacy Charge to be paid, and the method by which such amount was determined. Any such certificate or notice will conclusive and binding upon LRC, absent clear and demonstrable error. In determining the amount of any Capital Adequacy Charges, BNPPLC’s Parent or any Participant may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.
     (3) Notwithstanding the foregoing provisions of this subparagraph 5(B), LRC will not be obligated to pay any claim for compensation pursuant to this subparagraph 5(B) that arises or accrues (a) as a result of any change in the rating assigned to BNPPLC’s Parent or any Participant (or their respective Affiliates) making the claim by rating agencies or bank regulators in regard to BNPPLC’s Parent’s or such Participant’s (or their respective Affiliates’) creditworthiness, record keeping or failure to comply with Applicable Laws(including U.S. banking regulations applicable to subsidiaries of a bank holding company), or (b) more than nine months prior to the date LRC is notified of the intent of BNPPLC’s Parent or such Participant to make a claim for such charges; provided, that if the Banking Rules Change which results in a claim for compensation is retroactive, then the nine month period will be extended to include the period of the retroactive effect of such Banking Rules Change. Further, BNPPLC will cause BNPPLC’s Parent to use, and will ask any Participant to use, commercially reasonable efforts to reduce or eliminate any claim for compensation pursuant to this subparagraph 5(B), including a change in the office of BNPPLC’s Parent or the Participant, as the case may be, through which it provides and maintains Funding Advances if such change will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of BNPPLC’s Parent or such Participant, be otherwise disadvantageous to it. Nothing in this subparagraph will be construed to require BNPPLC’s Parent or any Participant to create any new office through which to make or maintain Funding Advances.
     (4) Any amount required to be paid by LRC under this subparagraph 5(B) will be due ten Business Days after a notice requesting such payment is received by LRC from BNPPLC’s Parent or a Participant, as applicable.
     (C) LRC’s Payment of Other Losses; General Indemnification. Subject only to the exceptions listed in subparagraph 5(D) below:

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     (1) Agreement to Indemnify. As directed by BNPPLC, LRC must pay, reimburse, indemnify, defend, protect and hold harmless BNPPLC and all other Interested Parties from and against all Losses (including Environmental Losses) asserted against or incurred or suffered by any of them at any time and from time to time by reason of, in connection with, arising out of, or in any way related to the following:
•	the ownership or alleged ownership of any interest in the Property or the Rent;

•	the purchase, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, possession, use, operation, maintenance, management, rental, lease, sublease, repossession, condition (including defects, whether or not discoverable), destruction, repair, alteration, modification, restoration, addition or substitution, storage, transfer of title, redelivery, return, sale or other disposition of all or any part of or interest in the Property;

•	the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) against all or any part of or interest in the Property;

•	any failure of the Property or LRC itself to comply with Applicable Laws;

•	Permitted Encumbrances or any violation thereof;

•	Hazardous Substance Activities, including those occurring prior to the Term;

•	the enforcement of the Operative Documents;

•	the making or maintenance of Funding Advances;

•	the breach by LRC of this Lease, any other Operative Document or any other document executed by LRC pursuant to or in connection with any Operative Document; or

•	any bodily or personal injury or death or property damage occurring in or upon or in the vicinity of the Property through any

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cause whatsoever.
LRC’s obligations under this indemnity will apply whether or not any Interested Party is also indemnified as to the applicable Loss by another Interested Party and whether or not the Loss arises or accrues because of any condition of the Property or other circumstance concerning the Property prior to the Effective Date.
Further, in the event, for income tax purposes, an Interested Party must include in its taxable income any payment or reimbursement from LRC which is required by this indemnity (in this provision, the “Original Indemnity Payment”), and yet the Interested Party is not entitled during the same taxable year to a corresponding and equal deduction from its taxable income for the Loss paid or reimbursed by such Original Indemnity Payment (in this provision, the “Corresponding Loss”), then LRC must also pay to such Interested Party on demand the additional amount (in this provision, the “Additional Indemnity Payment”) needed to gross up the Original Indemnity Payment for any and all resulting additional income taxes. That is, LRC must pay the minimum Additional Indemnity Payment needed so that the Corresponding Loss (computed net of the reduction, if any, of the Interested Party’s income taxes because of credits or deductions that are attributable to the Interested Party’s payment or deemed payment of the Corresponding Loss and that are recognized for tax purposes in the same taxable year during which the Interested Party must recognize the Original Indemnity Payment as income) will not exceed the difference computed by subtracting (i) all income taxes (determined for this purpose based on the highest marginal income tax rates charged to corporations by federal, state and local tax authorities, as applicable, for the relevant period or periods) imposed because of the receipt or constructive receipt of the Original Indemnity Payment and the Additional Indemnity Payment, from (ii) the sum of the Original Indemnity Payment and the Additional Indemnity Payment. (With regard to any payment or reimbursement of an Original Indemnity Payment, “After Tax Basis” means that such payment or reimbursement is or will be made together with the additional amount needed to gross up such Original Indemnity Payment as described in this provision.)
     (2) Scope of Indemnities and Releases. Every indemnity and release provided in this Lease and the other Operative Documents for the benefit of BNPPLC or other Interested Parties, including the indemnity set forth in subparagraph 5(C)(1), will apply even if and when the subject matter of the indemnity or release arises out of or results from the negligence or strict liability of BNPPLC or any other Interested Party. Further, all such indemnities and releases will apply even if

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insurance obtained by LRC or required of LRC by this Lease or the other Operative Documents is not adequate to cover Losses against or for which the indemnities and releases are provided. (However, LRC’s liability for any failure to obtain insurance required by this Lease or the other Operative Documents will not be limited to Losses against which indemnities are provided, it being understood that the parties have agreed upon insurance requirements for reasons that extend beyond providing a source of payment for Losses against which BNPPLC and other Interested Parties may be indemnified by LRC.)
     (3) Nonexclusive List of Costs Covered by Indemnity. Costs and expenses for which LRC is responsible on an After Tax Basis pursuant to this subparagraph 5(C) will include all of the following, except to the extent that the following are included in the Initial Advance or in the calculation of any Break Even Price or Make Whole Amount paid to BNPPLC pursuant to the Purchase Agreement:
•	appraisal fees;

•	Uniform Commercial Code search fees;

•	filing and recording fees;

•	inspection fees and expenses;

•	brokerage fees and commissions;

•	survey fees;

•	title policy premiums and escrow fees;

•	any Breakage Costs;

•	Attorneys’ Fees incurred by BNPPLC with respect to the drafting, negotiation, administration or enforcement of this Lease or the other Operative Documents; and

•	all taxes (except Excluded Taxes) related to the Property or to the transactions contemplated in the Operative Documents.
     (4) Defense and Settlement of Indemnified Claims.
     (a) By notice to LRC BNPPLC may direct LRC to assume on behalf

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of BNPPLC or any other Interested Party and to conduct with due diligence and in good faith the defense of and the response to any claim, proceeding or investigation included in or concerning any Loss for which LRC is responsible pursuant to subparagraph 5(C)(1). LRC must promptly comply with any such direction using counsel selected by LRC and reasonably satisfactory to BNPPLC to represent BNPPLC or the applicable Interested Party. In the event LRC fails to promptly comply with any such direction from BNPPLC, BNPPLC or any other affected Interested Party may contest or settle the claim, proceeding or investigation using counsel of its own selection at LRC’s expense.
     (b) Also, although subparagraph 5(D)(3) will apply to tort claims asserted against any Interested Party related to the Property, the right of an Interested Party to be indemnified pursuant to this subparagraph 5(C) for taxes or other payments made to satisfy governmental requirements (“Government Mandated Payments”) will not be conditioned in any way upon LRC having consented to or approved of, or having been provided with an opportunity to defend against or contest, such Government Mandated Payments.
     (5) Payments Due. Any amount to be paid by LRC under this subparagraph 5(C) will be due ten Business Days after a notice requesting such payment is given to LRC, subject to any applicable contest rights expressly granted to LRC by other provisions of this Lease.
     (6) Survival. LRC’s obligations under this subparagraph 5(C) will survive the termination or expiration of this Lease with respect to Losses suffered by any Interested Party on or prior to, or by reason of any actual or alleged occurrence or circumstances on or prior to, the later of the dates upon which (a) this Lease terminates or expires, or (b) LRC surrenders possession and control of the Property.
     (D) Exceptions and Qualifications to Indemnities.
     (1) Exceptions. BNPPLC acknowledges and agrees that nothing in Paragraph 4 or the preceding subparagraphs of this Paragraph 5 will be construed to require LRC to pay or reimburse:
•	Excluded Taxes; or

•	Losses incurred or suffered by any Interested Party to the extent proximately caused by (and attributed by any applicable principles of comparative fault to) the Established Misconduct of that Interested Party; or

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•	Losses that result from any Liens Removable by BNPPLC; or

•	Local Impositions or other Losses contested, if and so long as they are contested, by LRC in accordance with any of the provisions of this Lease or other Operative Documents which expressly authorize such contests; or

•	Losses incurred or suffered by any of the Participants in connection with the negotiation or execution of the Participation Agreement (or supplements making them parties thereto) or in connection with any due diligence Participants may undertake before entering into the Participation Agreement; or

•	transaction expenses or other Losses caused by or necessary to accomplish any conveyance by BNPPLC to BNPPLC’s Parent or a Qualified Affiliate which constitutes a Permitted Transfer only by reason of clause (4) of the definition of Permitted Transfer in the Common Definitions and Provisions Agreement.
     (2) Notice of Claims. If an Interested Party receives a written notice of a claim for taxes or a claim alleging a tort or other unlawful conduct that the Interested Party believes is covered by the indemnity in subparagraph 5(C)(1), then such Interested Party will be expected to promptly furnish a copy of such notice to LRC. The failure to so provide a copy of the notice will not excuse LRC from its obligations under subparagraph 5(C)(1); except that if such failure continues for more than fifteen Business Days after the notice is received by such Interested Party and LRC is unaware of the matters described in the notice, with the result that LRC is unable to assert defenses or to take other actions which could minimize its obligations, then LRC will be excused from its obligation to indemnify such Interested Party (and any Affiliate of such Interested Party) against Losses, if any, which would not have been incurred or suffered but for such failure. For example, if BNPPLC fails to provide LRC with a copy of a notice of an overdue tax obligation covered by the indemnity set out in subparagraph 5(C)(1) and LRC is not otherwise already aware of such obligation, and if as a result of such failure BNPPLC becomes liable for penalties, interest and other additional costs covered by the indemnity in excess of the penalties, interest and costs that would have accrued if LRC had been promptly provided with a copy of the notice, then LRC will be excused from any obligation to BNPPLC (or any Affiliate of BNPPLC) to pay such excess penalties, interest or other costs attributable to such delay.
     (3) Settlements Without the Prior Consent of LRC.
     (a) Except as otherwise provided in subparagraph 5(D)(3)(b), if any

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Interested Party settles any tort claim for which it is entitled to be indemnified by LRC without LRC’s consent (which consent will not be unreasonably withheld), then LRC may, by notice given to the Interested Party no later than ten Business Days after LRC is notified of the settlement, elect to pay Reasonable Settlement Costs to the Interested Party in lieu of a payment or reimbursement of actual settlement costs. (With respect to any tort claim asserted against an Interested Party, “Reasonable Settlement Costs” means the maximum amount that a prudent Person in the position of the Interested Party, but able to pay any amount, might reasonably agree to pay to settle the tort claim, taking into account the nature and amount of the claim, the relevant facts and circumstances known to such Interested Party at the time of settlement and the additional Attorneys Fees’ and other costs of defending the claim which could be anticipated but for the settlement.) After making an election to pay Reasonable Settlement Costs with regard to a particular tort claim and a particular Interested Party, LRC will have no right to rescind or revoke the election, despite any subsequent determination that Reasonable Settlement Costs exceed actual settlement costs.
     (b) Notwithstanding the foregoing, LRC will have no right to elect to pay Reasonable Settlement Costs in lieu of actual settlement costs if an Interested Party settles claims without LRC’s consent at any time when an Event of Default has occurred and is continuing or after a failure by LRC to conduct with due diligence and in good faith the defense of and the response to any claim, proceeding or investigation as provided in subparagraph 5(C)(4)(a).
     (c) Except as provided in this subparagraph 5(D)(3), no settlement by any Interested Party of any claim made against it will excuse LRC from any obligation to indemnify the Interested Party against the settlement costs or other Losses suffered by reason of, in connection with, arising out of, or in any way related to such claim.
     (4) Defense of Tax Claims. This Lease does not grant to LRC any right to control the defense of or contest any tax claim for which an Interested Party may have a right to indemnity under subparagraph 5(C), other than the right to contest Local Impositions as provided in subparagraph 5(A), nor does this Lease grant to LRC the right to inspect the income tax returns, books or records of any Interested Party. Nevertheless, if a tax claim is asserted against BNPPLC for which it is entitled to be indemnified pursuant to subparagraph 5(C), BNPPLC will consider in good faith any defenses and strategies proposed by LRC with regard to such claim. Further, if any such tax claim is asserted against BNPPLC which involves assertions that apply not only to the transactions contemplated by this Lease, but also to other similar transactions in which BNPPLC has participated, then BNPPLC will not settle the claim on a basis that results

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in a disproportionately greater tax burden with respect to the transactions contemplated herein than with respect to such other similar transactions. For example, if taxing authorities assert that both this Lease and other comparable lease agreements made by BNPPLC are not financing arrangements as intended by the parties thereto, and on the basis of such assertions the taxing authorities claim that BNPPLC owes income taxes which are not Excluded Taxes, then BNPPLC will not settle the claim in a manner that would cause LRC’s liability under subparagraph 5(C) to be disproportionately greater than the indemnity obligation of another similarly situated tenant of BNPPLC under another lease agreement with an indemnity provision comparable to subparagraph 5(C). Also, BNPPLC will not grant to another tenant the right to dictate to BNPPLC the tax position BNPPLC must take in regard to the Property or the Operative Documents, except that BNPPLC may include provisions comparable to the foregoing in other leases to assure other tenants against a disproportionately greater burden than LRC will bear in regard to any settlement of a tax claim by BNPPLC.
     (E) Collection on Behalf of Participants. BNPPLC may, on behalf of any Participant or its Affiliates, collect any amount that becomes due from LRC to such Participant or its Affiliates pursuant to subparagraph 5(B) or 5(C), in which case BNPPLC will be obligated to such Participant in respect of the collected amount as provided in the Participation Agreement. Alternatively, as provided in the Participation Agreement, BNPPLC may assign the right to collect any such amount to such Participant, in which case the Participant will be entitled to collect the same directly from LRC without in any way impairing or affecting BNPPLC’s rights to collect other amounts from LRC under this Lease or the other Operative Documents.
6 Items Included in the Property. The Land and all Improvements on the Land from time to time will be included in the “Property” covered by this Lease. Further, to the extent, if any, acquired by LRC (in whole or in part) with funds advanced by or on behalf of the Prior Owner (or any predecessor in interest to the Prior Owner with respect to any property covered by the Prior Lease) under or in connection with the Prior Lease (or any prior lease agreement amended and restated by the Prior Lease) or with other funds for which LRC received reimbursement from such funds advanced by or on behalf of the Prior Owner (or a predecessor in interest), all furnishings, furniture, chattels, permits, licenses, franchises, certificates and other personal property of whatever nature will be deemed to have been acquired on behalf of the Prior Owner and transferred by it to BNPPLC and will constitute “Property” covered by this Lease, as will all renewals or replacements of or substitutions for any such Property. Upon request of BNPPLC, LRC will deliver to BNPPLC an inventory describing all significant items of Personal Property (and, in the case of tangible personal property, showing the make, model, serial number and location thereof), with a certification by LRC that such inventory is true and complete and that all items specified in the inventory are covered by this Lease free and clear of any Lien other than the Permitted Encumbrances or Liens Removable by BNPPLC.

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7 Environmental.
     (A) Environmental Covenants by LRC.
     (1) LRC will not conduct or permit others to conduct Hazardous Substance Activities on the Property, except Permitted Hazardous Substance Use and Remedial Work.
     (2) LRC will not discharge or permit the discharge of anything (including Permitted Hazardous Substances) on or from the Property that would require any permit under applicable Environmental Laws, other than (i) storm water runoff, (ii) waste water discharges through a publicly owned treatment works, (iii) discharges that are a necessary part of any Remedial Work, and (iv) other similar discharges consistent with the definition of Permitted Hazardous Substance Use which do not significantly increase the risk of Environmental Losses to BNPPLC, in each case in compliance with Environmental Laws.
     (3) Following any discovery that Remedial Work is required by Environmental Laws or is otherwise reasonably believed by BNPPLC to be required, LRC must promptly perform and diligently and continuously pursue such Remedial Work.
     (4) If requested by BNPPLC in connection with any Remedial Work required by this subparagraph, LRC must retain environmental consultants reasonably acceptable to BNPPLC to evaluate any significant new information generated during LRC’s implementation of the Remedial Work and to discuss with LRC whether such new information indicates the need for any additional measures that LRC should take to protect the health and safety of persons (including employees, contractors and subcontractors and their employees) or to protect the environment. LRC must implement any such additional measures to the extent required with respect to the Property by Environmental Laws or otherwise reasonably believed by BNPPLC to be required.
     (B) Right of BNPPLC to do Remedial Work Not Performed by LRC. If LRC’s failure to perform any Remedial Work required as provided in subparagraph 7(A) continues beyond the Environmental Cure Period (as defined below), BNPPLC may, in addition to any other remedies available to it, conduct all or any part of the Remedial Work. To the extent that Remedial Work is done by BNPPLC pursuant to the preceding sentence (including any removal of Hazardous Substances), the cost thereof will be a demand obligation owing by LRC to BNPPLC. As used in this subparagraph, “Environmental Cure Period” means the period ending on the earliest of: (1) ninety days after LRC is notified of the breach which must be cured within such period, (2) the date that any writ or order is issued for the levy or sale of any property owned by BNPPLC

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(including the Property) because of such breach, (3) the date that any criminal action is instituted or overtly threatened against BNPPLC or any of its directors, officers or employees because of such breach, or (4) any Designated Sale Date upon which, for any reason, LRC or an Affiliate of LRC or any Applicable Purchaser does not purchase BNPPLC’s interest in the Property pursuant to the Purchase Agreement for a net price to BNPPLC (when taken together with any Supplemental Payment paid by LRC pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.
     (C) Environmental Inspections and Reviews. BNPPLC reserves the right to retain environmental consultants to review any report prepared by LRC or to conduct BNPPLC’s own investigation to confirm whether LRC is complying with the requirements of this Paragraph 7. LRC grants to BNPPLC and to BNPPLC’s agents, employees, consultants and contractors the right to enter upon the Property during reasonable hours and after reasonable notice to inspect the Property and to perform such tests as BNPPLC deems reasonably necessary or appropriate to review or investigate Hazardous Substances in, on, under or about the Property or any discharge or reasonably suspected discharge of Hazardous Substances into groundwater or surface water from the Property. LRC must promptly reimburse BNPPLC for the fees of its environmental consultants and the costs of any such inspections and tests. Without limiting the foregoing, BNPPLC will be entitled to reimbursement for the fees of any consultant engaged as provided in this subparagraph or for the costs of any inspections or test undertaken as provided in this subparagraph if BNPPLC engages the consultant or orders the inspections or tests in any of the following circumstances: (1) an Event of Default has occurred and is continuing at the time of such engagement, tests or inspections; (2) LRC has not exercised the Purchase Option and BNPPLC has retained the consultant to establish the condition of the Property prior to any conveyance thereof pursuant to the Purchase Agreement or to the expiration of this Lease; (3) BNPPLC has retained the consultant to satisfy any regulatory requirements applicable to BNPPLC or its Affiliates; (4) BNPPLC has retained the consultant because it has reason to believe, and does in good faith believe, that a significant violation of Environmental Laws concerning the Property has occurred; or (5) BNPPLC has retained the consultant because BNPPLC has been notified of a possible violation of Environmental Laws concerning the Property by any Governmental Authority having jurisdiction.
     (D) Communications Regarding Environmental Matters.
     (1) LRC must promptly advise BNPPLC of (i) any discovery known to LRC of any event or circumstance which would render any representations of LRC in any of the Operative Documents concerning environmental matters materially inaccurate or misleading if made at the time of such discovery, (ii) any Remedial Work (or change in Remedial Work) required or undertaken by LRC or its Affiliates in response to any (A) discovery of any Hazardous Substances on, under or about the Property other than Permitted Hazardous Substances or (B) any claim for damages resulting from Hazardous

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Substance Activities, (iii) any discovery known to LRC of any occurrence or condition on any real property adjoining or in the vicinity of the Property which would or could reasonably be expected to cause the Property or any part thereof to be subject to any ownership, occupancy, transferability or use restrictions under Environmental Laws, or (iv) any investigation or inquiry known to LRC of any failure or alleged failure by LRC to comply with Environmental Laws affecting the Property by any Governmental Authority responsible for enforcing Environmental Laws. In such event, LRC will deliver to BNPPLC within thirty days after BNPPLC’s request, a preliminary written environmental plan setting forth a general description of the action that LRC proposes to take with respect thereto, if any, to bring the Property into compliance with Environmental Laws or to correct any breach by LRC of this Paragraph 7, including any proposed Remedial Work, the estimated cost and time of completion, the name of the contractor and a copy of the construction contract, if any, and such additional data, instruments, documents, agreements or other materials or information as BNPPLC may reasonably request.
     (2) LRC will provide BNPPLC with copies of all material written communications with Governmental Authorities relating to the matters listed in the preceding clause (1). LRC will also provide BNPPLC with copies of any correspondence from third Persons which threaten litigation over any significant failure or alleged significant failure of LRC to maintain or operate the Property in accordance with Environmental Laws.
     (3) Prior to LRC’s submission of a communication to any regulatory agency or third party which causes, or potentially could cause (whether by implementation of or response to said communication), a material change in the scope, duration, or nature of any Remedial Work, LRC must, to the extent practicable, deliver to BNPPLC a draft of the proposed submission (together with the proposed date of submission), and in good faith assess and consider any comments of BNPPLC regarding the same. Promptly after BNPPLC’s request, LRC will meet with BNPPLC to discuss the submission, will provide any additional information reasonably requested by BNPPLC and will provide a written explanation to BNPPLC addressing the issues raised by comments (if any) of BNPPLC regarding the submission.
8 Insurance Required and Condemnation.
     (A) Liability Insurance. Throughout the Term LRC must maintain commercial general liability insurance against claims for bodily and personal injury, death and property damage occurring in or upon or resulting from any occurrence in or upon the Property under one or more insurance policies that satisfy the Minimum Insurance Requirements. LRC must deliver and maintain with BNPPLC for each liability insurance policy required by this Lease written

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confirmation of the policy and the scope of the coverage provided thereby issued by the applicable insurer or its authorized agent, which confirmation must also satisfy the Minimum Insurance Requirements.
     (B) Property Insurance.
     (1) Throughout the Term LRC must keep all Improvements (including all alterations, additions and changes made to the Improvements) insured against fire and other casualty under one or more property insurance policies that satisfy the Minimum Insurance Requirements. LRC must deliver and maintain with BNPPLC for each property insurance policy required by this Lease written confirmation of the policy and the scope of the coverage provided thereby issued by the applicable insurer or its authorized agent, which confirmation must also satisfy the Minimum Insurance Requirements.
     (2) If any of the Property is destroyed or damaged by fire, explosion, windstorm, hail or by any other casualty against which insurance is required hereunder, (a) BNPPLC may, but will not be obligated to, make proof of loss if not made promptly by LRC after notice from BNPPLC, (b) each insurance company concerned is hereby authorized and directed to make payment for such loss directly to BNPPLC (or, if so instructed by BNPPLC, to LRC) for application as required by Paragraph 9, and (c) BNPPLC will be entitled, in its own name or in the name of LRC or in the name of both, to settle, adjust or compromise any and all claims for loss, damage or destruction under any policy or policies of insurance; except that, if any such claim is for less than $500,000 and no Event of Default has occurred and is continuing, during the Term LRC alone will have the right to settle, adjust or compromise the claim as LRC deems appropriate; and, except that, during the Term, so long as no Event of Default has occurred and is continuing, BNPPLC must provide LRC with at least forty-five days notice of BNPPLC’s intention to settle any such claim before settling it unless LRC has already approved of the settlement by BNPPLC.
     (3) BNPPLC will not in any event or circumstances be liable or responsible for failure to collect, or to exercise diligence in the collection of, any insurance proceeds.
     (4) If any casualty results in damage to or loss or destruction of the Property, LRC must give prompt notice thereof to BNPPLC and Paragraph 9 will apply.
     (C) Failure to Obtain Insurance. If LRC fails to obtain any insurance or to provide confirmation of any such insurance as required by this Lease, BNPPLC will be entitled (but not required) to obtain the insurance that LRC has failed to obtain or for which LRC has not provided the required confirmation and, without limiting BNPPLC’s other remedies under the

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circumstances, BNPPLC may require LRC to reimburse BNPPLC for the cost of such insurance and to pay interest thereon computed at the Default Rate from the date such cost was paid by BNPPLC until the date of reimbursement by LRC.
     (D) Condemnation. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Property or any portion thereof, or any other similar governmental or quasi-governmental proceedings arising out of injury or damage to the Property or any portion thereof, each party will promptly notify the other (provided, however, BNPPLC will have no liability for its failure to provide such notice) of the pendency of such proceedings. LRC must, at its expense, diligently prosecute any such proceedings and must consult with BNPPLC, its attorneys and experts and cooperate with them as reasonably requested in the carrying on or defense of any such proceedings. BNPPLC is hereby authorized, in its own name or in the name of LRC or in the name of both, at any time after the Term expires or when an Event of Default has occurred and is continuing, but not otherwise without LRC’s prior consent, to execute and deliver valid acquittances for, and to appeal from, any such judgment, decree or award concerning condemnation of any of the Property. BNPPLC will not in any event or circumstances be liable or responsible for failure to collect, or to exercise diligence in the collection of, any such proceeds, judgments, decrees or awards.
     Notwithstanding the foregoing provisions of this subparagraph, if condemnation proceeds totaling not more than $500,000 are to be recovered as a result of a taking of less than all or substantially all of the Property, LRC may directly receive and hold such proceeds during the Term, so long as no Event of Default has occurred and is continuing and LRC applies such proceeds as required herein.
     (E) Waiver of Subrogation. LRC, for itself and for any Person claiming through it (including any insurance company claiming by way of subrogation), waives any and every claim which arises or may arise in its favor against BNPPLC or any other Interested Party to recover Losses for which LRC is compensated by insurance or would be compensated by the insurance contemplated in this Lease, but for any deductible or self-insured retention maintained under such insurance or but for a failure of LRC to maintain the insurance as required by this Lease. LRC agrees to have such insurance policies properly endorsed so as to make them valid notwithstanding this waiver, if such endorsement is required to prevent a loss of insurance.
9 Application of Insurance and Condemnation Proceeds.
     (A) Collection and Application of Insurance and Condemnation Proceeds Generally. This Paragraph 9 will govern the application of proceeds received by BNPPLC or LRC during the Term from any third party (1) under any property insurance policy as a result of damage to the Property (including proceeds payable under any insurance policy covering the Property which is maintained by LRC), (2) as compensation for any restriction placed upon the use or

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development of the Property or for the condemnation of the Property or any portion thereof, or (3) because of any judgment, decree or award for injury or damage to the Property (e.g.,damage resulting from a third party’s release of Hazardous Materials onto the Property); excluding, however, any funds paid to BNPPLC by BNPPLC’s Parent, by another Affiliate of BNPPLC or by any Participant that is made to compensate BNPPLC for any Losses BNPPLC may suffer or incur in connection with this Lease or the Property. Except as provided in subparagraph 9(C), LRC must promptly pay over to BNPPLC any insurance, condemnation or other proceeds covered by this Paragraph 9 which LRC may receive from any insurer, condemning authority or other third party. Except as provided in subparagraph 9(C), all proceeds covered by this Paragraph 9, including those received by BNPPLC from LRC or third parties, will be applied as follows:
     (1) First, proceeds covered by this Paragraph 9 will be used to reimburse BNPPLC for any Attorneys’ Fees or other reasonable costs and expenses that BNPPLC incurred to collect the proceeds.
     (2) Second, the proceeds remaining after such reimbursement to BNPPLC (hereinafter, the “Remaining Proceeds”) will be applied, as hereinafter more particularly provided, either as a Qualified Prepayment or to reimburse LRC or BNPPLC for the actual out-of-pocket costs of repairing or restoring the Property. Until, however, any Remaining Proceeds received by BNPPLC are applied by BNPPLC as a Qualified Prepayment or applied by BNPPLC to reimburse costs of repairs to or restoration of the Property pursuant to this Paragraph 9, BNPPLC will hold and maintain such Remaining Proceeds as Escrowed Proceeds in an interest bearing account, and all interest earned on such account will be added to and made a part of such Escrowed Proceeds.
     (B) Advances of Escrowed Proceeds to LRC. Except as otherwise provided below in this Paragraph 9, BNPPLC will advance all Remaining Proceeds held by it as Escrowed Proceeds to reimburse LRC for the actual out-of-pocket cost to LRC of repairing or restoring the Property in accordance with the requirements of this Lease and the other Operative Documents as the applicable repair or restoration, progresses. So long as any Lease Balance remains outstanding, however, BNPPLC will not be required to pay Escrowed Proceeds to LRC in excess of the actual out-of-pocket cost to LRC of the applicable repair or restoration, as evidenced by invoices or other documentation reasonably satisfactory to BNPPLC, it being understood that BNPPLC may retain and, after LRC has completed the applicable repair or restoration and been reimbursed for the out-of-pocket cost thereof, apply any such excess (or so much thereof as is needed to reduce the Lease Balance to zero) as a Qualified Prepayment.
     (C) Right of LRC to Receive and Apply Remaining Proceeds Below a Certain Level. If, during the Term, any condemnation of any portion of the Property or any casualty resulting in the diminution, destruction, demolition or damage to any portion of the Property reduces the then

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current “AS IS” market value of the Property by less than $2,000,000 and is not expected to result in condemnation or insurance proceeds of more than $2,000,000, and if no Event of Default has occurred and is continuing, then BNPPLC will, upon LRC’s request, instruct the condemning authority or insurer, as applicable, to pay the insurance or condemnation proceeds resulting therefrom directly to LRC. LRC must apply any such proceeds as follows: (i) first, to reimburse BNPPLC for any Attorneys’ Fees or other reasonable costs and expenses that BNPPLC incurred in connection with the condemnation or casualty that resulted in such proceeds or the pursuit of claims related thereto; (ii) second, to the repair or restoration of the Property to a safe and secure condition and to a value of no less than the value before the taking or casualty; and (iii) if any such proceeds remain after application as provided in the preceding clauses (i) and (ii), then to make a Qualified Prepayment to BNPPLC.
     (D) Special Provisions Applicable After the Term Expires or an Event of Default. Notwithstanding the foregoing, after the Term expires or when any Event of Default has occurred and is continuing, BNPPLC will be entitled to receive and collect all insurance, condemnation or other proceeds governed by this Paragraph 9 and to apply all Remaining Proceeds, when and to the extent deemed appropriate by BNPPLC in its sole discretion, either (A) to the reimbursement of LRC or BNPPLC for the out-of-pocket cost of repairing or restoring the Property, or (B) as Qualified Prepayments. Further, if the Remaining Proceeds paid to BNPPLC with respect to any damage or destruction of the Property are reduced by reason of any insurance deductible or self-insured retention, LRC must pay to BNPPLC upon demand an additional amount equal to the full amount of such deductible or self insured retention, whereupon the additional amount paid will be added to the Remaining Proceeds and applied as such by BNPPLC in accordance with the provisions of this Lease.
     (E) LRC’s Obligation to Restore. Regardless of the adequacy of any Remaining Proceeds available to LRC hereunder, if the Property is damaged by fire or other casualty or less than all or substantially all of the Property is taken by condemnation, LRC must promptly (and in any event, prior to the Designated Sale Date) restore or improve the Property or the remainder thereof to a condition that is safe and sightly and as near to the same condition as existed prior to such event as is possible and in any event to a value no less than the Lease Balance.
     (F) Takings of All or Substantially All of the Property. In the event of any taking of all or substantially all of the Property, BNPPLC will be entitled to apply all Remaining Proceeds (or so much thereof as is required to reduce the Lease Balance to zero) as a Qualified Prepayment. Any taking of so much of the Property as, in BNPPLC’s good faith judgment, makes it impracticable to restore or improve the remainder thereof as required by part (1) of the preceding subparagraph will be considered a taking of substantially all the Property for purposes of this Paragraph 9.
10 Additional Representations, Warranties and Covenants of LRC

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Concerning the Property. LRC represents, warrants and covenants as follows:
     (A) Operation and Maintenance. LRC must operate and maintain the Property in a good and workmanlike manner and in compliance with Applicable Laws in all material respects and pay or cause to be paid all fees or charges of any kind due in connection therewith. (If LRC does not promptly correct any failure of the Property to comply with Applicable Laws that is the subject of a written complaint or demand for corrective action given by any Governmental Authority to LRC, or to BNPPLC and forwarded by it to LRC, then for purposes of the preceding sentence, LRC will be considered not to have maintained the Property “in compliance with all Applicable Laws in all material respects” whether or not the noncompliance would be material in the absence of the complaint or demand.) LRC will not use or occupy, or allow the use or occupancy of, the Property in any manner which violates any Applicable Laws or which constitutes a public or private nuisance or which makes void, voidable or cancelable any insurance then in force with respect to the Property. To the extent that any of the following would, individually or in the aggregate, materially and adversely affect the value of the Property or the use of the Property for purposes permitted by this Lease, LRC will not, without BNPPLC’s prior consent: (i) initiate or permit any zoning reclassification of the Property; (ii) seek any variance under existing zoning ordinances applicable to the Property; (iii) use or permit the use of the Property in a manner that would result in such use becoming a nonconforming use under applicable zoning ordinances or similar laws, rules or regulations; (iv) execute or file any subdivision plat affecting the Property; or (v) consent to the annexation of the Property to any municipality. LRC will not cause or permit any drilling or exploration for, or extraction, removal or production of, minerals from the surface or subsurface of the Property, and LRC will not do anything that could reasonably be expected to significantly reduce the market value of the Property. If LRC receives a notice or claim from any Governmental Authority that the Property is not in compliance with any Applicable Law, or that any action may be taken against BNPPLC because the Property does not comply with any Applicable Law, LRC must promptly furnish a copy of such notice or claim to BNPPLC.
     (B) Debts for Construction, Maintenance, Operation or Development. LRC must cause all debts and liabilities incurred in the construction, maintenance, operation or development of the Property, including invoices for labor, material and equipment and all debts and charges for utilities servicing the Property, to be promptly paid.
     (C) Repair, Maintenance, Alterations and Additions. LRC must keep the Property in good order, operating condition and appearance and must cause all necessary repairs, renewals and replacements to be promptly made. LRC will not allow any of the Property to be materially misused, abused or wasted. Further, LRC will not, without the prior consent of BNPPLC, make new Improvements or alter Improvements in any way that could have a material, adverse impact on the value of the Property.

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     Without limiting the foregoing, LRC must notify BNPPLC before making any significant alterations to the Improvements, regardless of the impact on the value of the Property expected to result from such alterations.
     (D) Permitted Encumbrances. LRC must comply with and will cause to be performed all of the covenants, agreements and obligations imposed upon the owner of any interest in the Property by the Permitted Encumbrances. Without limiting the foregoing, LRC must cause all amounts to be paid when due, the payment of which is secured by any Lien against the Property created by the Permitted Encumbrances. Without the prior consent of BNPPLC, LRC will not enter into, initiate, approve or consent to any modification of any Permitted Encumbrance that would create or expand or purport to create or expand obligations or restrictions which would encumber BNPPLC’s interest in the Property or be binding upon BNPPLC itself.
     (E) Books and Records Concerning the Property. LRC must keep books and records that are accurate and complete in all material respects for the Property and, subject to Paragraph 19, must permit all such books and records (including all contracts, statements, invoices, bills and claims for labor, materials and services supplied for the construction and operation of any Improvements) to be inspected and copied by BNPPLC during reasonable business hours.
11 Assignment and Subletting by LRC.
     (A) BNPPLC’s Consent Required. Without the prior consent of BNPPLC, LRC will not assign, transfer, mortgage, pledge or hypothecate this Lease or any interest of LRC hereunder and will not sublet all or any part of the Property, by operation of law or otherwise, except as follows:
     (1) During the Term, so long as no Event of Default has occurred and is continuing, LRC may sublet (a) to Affiliates of LRC, or (b) any useable space in then existing and completed building Improvements to Persons who are not LRC’s Affiliates, subject to the conditions that (i) any such sublease by LRC must be made expressly subject and subordinate to the terms hereof, (ii) the sublease must have a term equal to or less than the remainder of the then effective Term of this Lease, and (iii) the use permitted by the sublease must be expressly limited to uses consistent with subparagraph 2(A) or other uses approved in advance by BNPPLC as uses that will not present any extraordinary risk of uninsured environmental or other liability.
     (2) During the Term, so long as no Event of Default has occurred and is continuing, LRC may assign all of its rights under this Lease and the other Operative Documents to an Affiliate of LRC, subject to the conditions that (a) the assignment must be in writing and must unconditionally provide that the Affiliate assumes all of LRC’s

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obligations hereunder and thereunder, and (b) LRC must execute an unconditional guaranty of the obligations assumed by the Affiliate in form satisfactory to BNPPLC, confirming (x) that notwithstanding the assignment LRC will remain primarily liable for all of the obligations undertaken by LRC under the Operative Documents, (y) that such guaranty is a guaranty of payment and performance and not merely of collection, and (z) that LRC waives to the extent permitted by Applicable Law all defenses otherwise available to guarantors or sureties.
     (B) Standard for BNPPLC’s Consent to Assignments and Certain Other Matters. Consents and approvals of BNPPLC which are required by this Paragraph 11 will not be unreasonably withheld, but LRC acknowledges that BNPPLC’s withholding of such consent or approval will be reasonable if BNPPLC determines in good faith that (1) giving the approval may increase BNPPLC’s risk of liability for any existing or future environmental problem, (2) giving the approval is likely to substantially increase BNPPLC’s administrative burden of complying with or monitoring LRC’s compliance with the requirements of this Lease, or (3) any transaction for which LRC has requested the consent or approval would negate LRC’s representations in the Operative Documents regarding ERISA or cause any of the Operative Documents (or any exercise of BNPPLC’s rights thereunder) to constitute a violation of any provision of ERISA. Further, LRC acknowledges that BNPPLC may reasonably require, as a condition to giving its consent to any assignment by LRC, that LRC execute an unconditional guaranty providing that LRC will remain primarily liable for all of the tenant’s obligations hereunder and under other Operative Documents. Any such guaranty must be a guaranty of payment and not merely of collection, must provide that LRC waives to the extent permitted by Applicable Law all defenses otherwise available to guarantors or sureties, and must otherwise be in a form satisfactory to BNPPLC.
     (C) Consent Not a Waiver. No consent by BNPPLC to a sale, assignment, transfer, mortgage, pledge or hypothecation of this Lease or LRC’s interest hereunder, and no assignment or subletting of the Property or any part thereof in accordance with this Lease or otherwise with BNPPLC’s consent, will release LRC from liability hereunder; and any such consent will apply only to the specific transaction thereby authorized and will not relieve LRC from any requirement of obtaining the prior consent of BNPPLC to any further sale, assignment, transfer, mortgage, pledge or hypothecation of this Lease or any interest of LRC hereunder.
12 Assignment by BNPPLC.
     (A) Restrictions on Transfers. Except by a Permitted Transfer, BNPPLC will not assign, transfer, mortgage, pledge, encumber or hypothecate this Lease or the other Operative Documents or any interest of BNPPLC in and to the Property during the Term without the prior consent of LRC, which consent LRC may withhold in its sole discretion.

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     (B) Effect of Permitted Transfer or other Assignment by BNPPLC. If by a Permitted Transfer BNPPLC sells or otherwise transfers the Property and assigns to the transferee all of BNPPLC’s rights under this Lease and under the other Operative Documents, and if the transferee expressly assumes all of BNPPLC’s obligations under this Lease and under the other Operative Documents, then BNPPLC will thereby be released from any obligations arising after such assumption under this Lease or under the other Operative Documents, and LRC must look solely to each successor in interest of BNPPLC for performance of such obligations.
13 BNPPLC’s Right to Enter and to Perform for LRC.
     (A) Right to Enter. BNPPLC and BNPPLC’s representatives may enter the Property for the purpose of making inspections or performing any work BNPPLC is authorized to undertake by the next subparagraph or for the purpose of confirming whether LRC has complied with the requirements of this Lease or the other Operative Documents.
     (B) Performance for LRC. If LRC fails to perform any act or to take any action required of it by this Lease or the Closing Certificate, or to pay any money which LRC is required by this Lease or the Closing Certificate to pay, then in addition to any other remedies specified herein or otherwise available, BNPPLC may, perform or cause to be performed such act or take such action or pay such money. Any expenses so incurred by BNPPLC, and any money so paid by BNPPLC, will be a demand obligation owing by LRC to BNPPLC. Further, upon making such payment, BNPPLC will be subrogated to all of the rights of the person, corporation or body politic receiving such payment. But nothing herein will imply any duty upon the part of BNPPLC to do any work which under any provision of this Lease LRC may be required to perform, and the performance thereof by BNPPLC will not constitute a waiver of LRC’s default. BNPPLC may during the progress of any such work by BNPPLC keep and store upon the Property all necessary materials, tools, and equipment. BNPPLC will not in any event be liable for inconvenience, annoyance, disturbance, loss of business, or other damage to LRC or the subtenants or invitees of LRC by reason of the performance of any such work, or on account of bringing materials, supplies and equipment into or through the Property during the course of such work, and the obligations of LRC under this Lease will not thereby be excused in any manner.
14 Remedies.
     (A) Traditional Lease Remedies. At any time after an Event of Default, BNPPLC will be entitled at BNPPLC’s option (and without limiting BNPPLC in the exercise of any other right or remedy BNPPLC may have, and without any further demand or notice except as expressly described in this subparagraph 14(A)), to exercise any one or more of the following remedies:
     (1) By notice to LRC, BNPPLC may terminate LRC’s right to possession of the Property. However, only a notice clearly and unequivocally confirming that BNPPLC

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has elected to terminate LRC’s right of possession will be effective for purposes of this provision.
     (2) Upon termination of LRC’s right to possession as provided in the immediately preceding subsection (1) and without further demand or notice, BNPPLC may re-enter the Property in any manner not prohibited by Applicable Laws and take possession of all improvements, additions, alterations, equipment and fixtures thereon and remove any persons in possession thereof. Any personal property on the Land may be removed and stored in a warehouse or elsewhere, and in such event the cost of any such removal and storage will be at the expense and risk of and for the account of LRC.
     (3) Upon termination of LRC’s right to possession as provided in the immediately preceding subsection (1), this Lease will terminate and BNPPLC may recover from LRC damages which include the following:
     (a) the worth at the time of award of the unpaid Rent which had been earned at the time of termination;
     (b) costs and expenses actually incurred by BNPPLC to repair damage to the Property that LRC was obligated to (but failed to) repair prior to the termination;
     (c) the sum of the following (“Lease Termination Damages”):
     1) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that LRC proves could have been reasonably avoided;
     2) the worth at the time of award of the amount by which the unpaid Rent for the balance of the scheduled Term after the time of award exceeds the amount of such rental loss that LRC proves could be reasonably avoided;
     3) any other amount necessary to compensate BNPPLC for all the detriment proximately caused by the early termination of this Lease or which in the ordinary course of things would be likely to result therefrom, including the costs and expenses of preparing and altering the Property for reletting and all other costs and expenses of reletting (including Attorneys’ Fees, advertising costs and brokers’ commissions), and

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     (d) such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law.
The “worth at the time of award” of the amounts referred to in subparagraph 14(A)(3)(a) and subparagraph 14(A)(3)(c)1) will be computed by allowing interest at the Default Rate. The “worth at the time of award” of the amount referred to in subparagraph 14(A)(3)(c)2) will be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
Notwithstanding the foregoing, the total Lease Termination Damages which BNPPLC may recover from LRC will be limited in amount to the extent required, if any, to prevent the sum of recoverable Lease Termination Damages, plus any Supplemental Payment that BNPPLC has received or remains entitled to recover pursuant to the Purchase Agreement, from being more than the Maximum Remarketing Obligation; provided, however, if a Supplemental Payment is owed to BNPPLC according to the Purchase Agreement, but LRC fails to pay it, this limitation upon BNPPLC’s right to recover Lease Termination Damages will be of no effect. For purposes of this provision, “Maximum Remarketing Obligation” is intended to mean the Maximum Remarketing Obligation (as defined in the Purchase Agreement) and is intended to be computed as of the date any award of Lease Termination Damages to BNPPLC as if such date was the Designated Sale Date.
     (4) Even after a breach of this Lease or abandonment of the Property by LRC, BNPPLC may continue this Lease in force and recover Rent as it becomes due. Accordingly, despite any breach or abandonment by LRC, this Lease will continue in effect for so long as BNPPLC does not terminate LRC’s right to possession, and BNPPLC may enforce all of BNPPLC’s rights and remedies under this Lease, including the right to recover the Rent as it becomes due under this Lease. LRC’s right to possession will not be deemed to have been terminated by BNPPLC except pursuant to subparagraph 14(A)(1) hereof. The following will not constitute a termination of LRC’s right to possession:
     (a) acts of maintenance or preservation or efforts to relet the Property;
     (b) the appointment of a receiver upon the initiative of BNPPLC to protect BNPPLC’s interest under this Lease; or
     (c) reasonable withholding of consent to an assignment or subletting, or terminating a subletting or assignment by LRC.

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     (B) Foreclosure Remedies. At any time after an Event of Default, BNPPLC may pursue remedies described in Exhibit B, regardless of whether the Event of Default is continuing, if LRC has not already purchased the Property or caused an Applicable Purchaser to purchase the Property pursuant to the Purchase Agreement. Without limiting the foregoing, (i) BNPPLC will have the power and authority, to the extent provided by law, after proper notice and lapse of such time as may be required by law, to sell or arrange for a nonjudicial sale to foreclose the deed of trust with power of sale, lien and security interest granted in Exhibit B (the “Deed of Trust”) for the recovery of the Lease Balance and any other amounts owed by LRC under the Operative Documents, and (ii) BNPPLC, in lieu of or in addition to exercising any power of sale granted in Exhibit B, may proceed by a suit or suits in equity or at law, whether for a judicial foreclosure or sale of the Property, or against LRC for the Lease Balance and any other amounts owed by LRC under the Operative Documents, or for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for the appointment of a receiver pending any foreclosure or sale of the Property, or for the enforcement of any other appropriate legal or equitable remedy.
     (C) Enforceability. This Paragraph 14 will be enforceable to the maximum extent not prohibited by Applicable Laws, and the unenforceability of any provision in this Paragraph will not render any other provision unenforceable.
     (D) Remedies Cumulative. No right or remedy herein conferred upon or reserved to BNPPLC is intended to be exclusive of any other right or remedy, and each and every such right and remedy will be cumulative and in addition to any other right or remedy given to BNPPLC under this Lease or other Operative Documents or now or hereafter existing in favor of BNPPLC under Applicable Laws, except as otherwise expressly provided in the last provision of subparagraph 14(A)(3) above. In addition to other remedies provided in this Lease, BNPPLC will be entitled, to the extent permitted by Applicable Law or in equity, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provisions of this Lease, or to a decree compelling performance of any of the other covenants, agreements, conditions or provisions of this Lease to be performed by LRC, or to any other remedy allowed to BNPPLC at law or in equity. Nothing contained in this Lease will limit or prejudice the right of BNPPLC to prove for and obtain in proceedings for bankruptcy or insolvency of LRC by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above. Without limiting the generality of the foregoing, nothing contained herein will modify, limit or impair any of the rights and remedies of BNPPLC under the Purchase Agreement. However, to prevent a double recovery, BNPPLC acknowledges that BNPPLC’s right to recover Lease Termination Damages may be limited by the last provision of subparagraph 14(A)(3) above in the event BNPPLC collects or remains entitled to collect a Supplemental Payment as provided in the Purchase Agreement.

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15 Default by BNPPLC. If BNPPLC should default in the performance of any of its obligations under this Lease, BNPPLC will have the time reasonably required, but in no event less than thirty days, to cure such default after receipt of notice from LRC specifying such default and specifying what action LRC believes is necessary to cure the default. BNPPLC’s failure to cure any such default within such time permitted for cure may render BNPPLC liable to LRC for any monetary damages proximately caused thereby, but as more specifically provided in subparagraph 4(B) above, no such default will entitle LRC to terminate this Lease or excuse LRC from its obligation to pay Rent.
16 Quiet Enjoyment. Provided LRC pays Base Rent and all Additional Rent payable hereunder as and when due and payable and keeps and fulfills all of the terms, covenants, agreements and conditions to be performed by LRC, BNPPLC will not during the Term disturb LRC’s peaceable and quiet enjoyment of the Property; however, such enjoyment will be subject to the terms and conditions of this Lease, to Permitted Encumbrances and to any other claims not constituting Liens Removable by BNPPLC. Any breach by BNPPLC of this Paragraph will render BNPPLC liable to LRC for any monetary damages proximately caused thereby, but as more specifically provided in subparagraph 4(B) above, no such breach will entitle LRC to terminate this Lease or excuse LRC from its obligation to pay Rent.
17 Surrender Upon Termination. Unless LRC or an Applicable Purchaser is purchasing or has purchased BNPPLC’s entire interest in the Property pursuant to the terms of the Purchase Agreement, LRC must, upon the termination of LRC’s right to occupancy or expiration of the Term, surrender to BNPPLC the Property, including Improvements constructed by LRC and fixtures and furnishings included in the Property, free of all deferred maintenance, Hazardous Substances (including Permitted Hazardous Substances) and tenancies and with all Improvements in substantially the same condition as of the date the same were initially completed. Any movable furniture or movable personal property belonging to LRC or any party claiming under LRC, if not removed at the time of such termination and if BNPPLC so elects, will be deemed abandoned and become the property of BNPPLC without any payment or offset therefor. If BNPPLC does not so elect, BNPPLC may remove such property from the Property and store it at LRC’s risk and expense. LRC must bear the expense of repairing any damage to the Property caused by such removal by BNPPLC or LRC.
18 Holding Over by LRC. Should LRC not purchase BNPPLC’s right, title and interest in the Property as provided in the Purchase Agreement, but nonetheless continue to hold the Property after the termination of this Lease without objection by BNPPLC, whether such termination occurs by lapse of time or otherwise, such holding over will constitute and be construed as a tenancy from day to day only on and subject to all of the terms, provisions, covenants and agreements on the part of LRC hereunder. No payments of money by LRC to BNPPLC after the termination of this Lease will reinstate, continue or extend the Term of this

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Lease and no extension of this Lease after the termination thereof will be valid unless and until the same is reduced to writing and signed by both BNPPLC and LRC.
19 Proprietary Information and Confidentiality.
     (A) Proprietary Information. LRC will have no obligation to provide proprietary information (as defined in the next sentence) to BNPPLC, except and to the extent (1) expressly required by other terms and conditions of the Operative Documents, or (2) requested by BNPPLC in connection with any inspection of the Property pursuant to the various provisions hereof and, in BNPPLC’s reasonable determination, required to allow BNPPLC to accomplish the purposes of such inspection. (Before LRC delivers any such proprietary information in connection with any inspection of the Property, LRC may require that BNPPLC confirm and ratify the confidentiality agreements covering such proprietary information set forth herein.) For purposes of this Lease and the other Operative Documents, “proprietary information” means LRC’s intellectual property, trade secrets and other confidential information of value to LRC (including, among other things, information about LRC’s manufacturing processes, products, marketing and corporate strategies) that (1) is received by any representative of BNPPLC at the time of any on-site visit to the Property or (2) otherwise delivered to BNPPLC by or on behalf of LRC and labeled “proprietary” or “confidential” or by some other similar designation to identify it as information which LRC considers to be proprietary or confidential.
     (B) Confidentiality. BNPPLC will endeavor in good faith to use reasonable precautions to keep confidential any proprietary information that BNPPLC may receive from LRC or otherwise discover with respect to LRC or LRC’s business in connection with the administration of this Lease or any investigation by BNPPLC hereunder. This provision will not, however, render BNPPLC liable for any disclosures of proprietary information made by it or its employees or representatives, unless the disclosure is intentional and made for no reason other than to damage LRC’s business. Also, this provision will not apply to disclosures: (i) specifically and previously authorized in writing by LRC; (ii) to any assignee of BNPPLC as to any interest in the Property so long as such assignee has agreed in writing to use its reasonable efforts to keep such information confidential in accordance with the terms of this paragraph; (iii) to legal counsel, accountants, auditors, environmental consultants and other professional advisors to BNPPLC so long as BNPPLC informs such persons in writing (if practicable) of the confidential nature of such information and directs them to treat such information confidentially; (iv) to regulatory officials having jurisdiction over BNPPLC or BNPPLC’s Parent (although the disclosing party will request confidential treatment of the disclosed information, if practicable); (v) as required by legal process (although the disclosing party will request confidential treatment of the disclosed information, if practicable); (vi) of information which has previously become publicly available through the actions or inactions of a person other than BNPPLC not, to BNPPLC’s knowledge, in breach of an obligation of confidentiality to LRC; (vii) to any Participant so long as the Participant is bound by and has not repudiated a confidentiality

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provision concerning LRC’s proprietary information set forth in the Participation Agreement; or (vii) that are reasonably believed by BNPPLC to be necessary or helpful to the determination or enforcement of any contractual or other rights which BNPPLC has or may have against LRC or its Affiliates or which BNPPLC has or may have concerning the Property (provided, that BNPPLC must cooperate with LRC as LRC may reasonably request to mitigate any risk that such disclosures will result in subsequent disclosures of proprietary information which are not necessary or helpful to any such determination or enforcement; such cooperation to include, for example, BNPPLC’s agreement not to oppose a motion by LRC to seal records containing proprietary information in any court proceeding initiated because of a dispute between the parties over the Property or the Operative Documents).
Notwithstanding any other contrary provision contained in this Agreement or any related agreements between BNPPLC and LRC, they may each (and each of their respective employees, representatives or other agents) may disclose, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement or the other Operative Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, other than any information for which non-disclosure is reasonably necessary in order to comply with applicable securities laws.
20 Recording Memorandum. Contemporaneously with the execution of this Lease, the parties will execute and record a memorandum of this Lease for purposes of effecting constructive notice to all Persons of LRC’s rights hereunder.
21 Independent Obligations Evidenced by Other Operative Documents. LRC acknowledges and agrees that nothing contained in this Lease will limit, modify or otherwise affect any of LRC’s obligations under the other Operative Documents, which obligations are intended to be separate, independent and in addition to, and not in lieu of, the obligations set forth herein. Further, in the event of any inconsistency between the express terms and provisions of the Purchase Agreement and the express terms and provisions of this Lease, the express terms and provisions of the Purchase Agreement will control.
[The signature pages follow.]

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     IN WITNESS WHEREOF, this Lease Agreement (Fremont/Building #2) is executed to be effective as of December 21, 2007.

BNP PARIBAS LEASING CORPORATION, a Delaware corporation
By:	/s/ Lloyd G. Cox
Lloyd G. Cox, Managing Director

Lease Agreement (Fremont/Building #2) — Signature Page

[Continuation of signature pages for Lease Agreement (Fremont/Building #2) dated as of December 21, 2007]

LAM RESEARCH CORPORATION, a Delaware corporation
By:	/s/ Roch LeBlanc
Roch LeBlanc, Treasurer

Lease Agreement (Fremont/Building #2) — Signature Page

Exhibit A
Legal Description
BEING ALL OF LOT 3 AND A PORTION OF LOT 4, AS SHOWN ON THE PARCEL MAP 5001 FILED IN BOOK 168 OF MAPS, AT PAGES 24 THROUGH 26, ALAMEDA COUNTY RECORDS, DESCRIBED AS FOLLOWS:
BEGINNING ON THE SOUTHERLY LINE OF CUSHING PARKWAY AT THE MOST WESTERLY CORNER OF SAID LOT 3;
THENCE FROM SAID POINT OF BEGINNING, ALONG SAID SOUTHERLY LINE OF CUSHING PARKWAY, NORTH 82° 48’ 27” EAST, 541.20 FEET TO THE BEGINNING OF A CURVE TO THE LEFT;
THENCE CONTINUING ALONG SAID SOUTHERLY LINE OF CUSHING PARKWAY, ALONG SAID CURVE, THROUGH A CENTRAL ANGLE OF 1° 25’ 35”, HAVING A RADIUS OF 2044.00 FEET AND AN ARC DISTANCE OF 50.89 FEET;
THENCE LEAVING SAID SOUTHERLY LINE OF CUSHING PARKWAY, THE FOLLOWING THREE (3) COURSES:
SOUTH 7° 11’ 33” EAST, 245.00 FEET;
NORTH 82° 48’ 27” EAST, 31.00 FEET; AND
SOUTH 7° 11’ 33” EAST, 353.79 FEET TO THE SOUTHERLY LINE OF SAID LOT 4;
THENCE ALONG THE SOUTHERLY LINE OF SAID LOT 4 AND LOT 3, SOUTH 85° 58’ 33” WEST, 624.04 FEET TO THE WESTERLY LINE OF SAID LOT 3;
THENCE ALONG SAID WESTERLY LINE, NORTH 7° 11’ 33” WEST, 563.66 FEET TO THE POINT OF BEGINNING.
A.P.N. 525-1350-038 and 525-1350-039-01

Exhibit B
California Deed of Trust With Power of Sale,
Lien and Foreclosure Provisions
Without limiting any of the provisions set forth in the body of this Lease or other attachments to this Lease, the following provisions are included in and made a part of this Lease for all purposes:
GRANT OF LIEN AND SECURITY INTEREST.
     For and in consideration of the sum of Ten Dollars ($10.00) to LRC in hand paid and other good and valuable consideration, in order to secure the recovery of the Lease Balance by BNPPLC and the payment and performance of all of the other obligations, covenants, agreements and undertakings of LRC under this Lease, the Purchase Agreement or other Operative Documents (in this Exhibit called the “Secured Obligations”), LRC does hereby irrevocably GRANT, BARGAIN, SELL, CONVEY, TRANSFER, ASSIGN and SET OVER to First American Title Insurance Company (in this Exhibit called the “Trustee”), IN TRUST WITH POWER OF SALE, for the benefit of BNPPLC, the Land and all rights, titles and interests of any kind whatsoever of LRC in and to the Land, together with, together with (i) all the buildings and other improvements now on or hereafter located thereon; (ii) any equipment, fixture or other property whatsoever now or hereafter attached or affixed to or installed in said buildings and other improvements in a manner that causes it to be part of, or integral and necessary to the operation of, the real property, including, but not limited to, all heating, plumbing, lighting, water heating, refrigerating, incinerating, ventilating and air conditioning equipment, utility lines and equipment (whether owned individually or jointly with others), sprinkler systems, fire extinguishing apparatus and equipment, water tanks, engines, machines, elevators, motors, cabinets, shades, blinds, partitions, window screens, screen doors, storm windows, awnings, drapes, and floor coverings, and all fixtures, accessions and appurtenances thereto, and all renewals or replacements of or substitutions for any of the foregoing, all of which are hereby declared to be permanent fixtures and accessions to the freehold and part of the realty conveyed herein as security for the obligations mentioned hereinabove; (iii) all easements and rights of way now and at any time hereafter used in connection with any of the foregoing property or as a means of ingress to or egress from the Land or for utilities to said property; (iv) all interests of LRC in and to any streets, ways, alleys and/or strips of land adjoining said land or any part thereof; (v) all rents, issues, profits, royalties, bonuses, income and other benefits derived from or produced by the Land or Improvements; (vi) all leases or subleases of the Land or Improvements or any part thereof now or hereafter in effect, including all security or other deposits, advance or prepaid rents, and deposits or payments of similar nature; (vii) all options to purchase or lease the Land or Improvements or any part thereof or interest therein, and any greater estate in the Land or Improvements now owned or hereafter acquired by LRC; (viii) all right, title, estate and interest of every kind and nature, at law or in equity, which LRC now has or may hereafter acquire in the Land or Improvements; and (ix) all other claims and demands with respect to the Land or Improvements or the Collateral (as hereinafter defined), including all claims or demands to all proceeds of all insurance now or hereafter in effect with respect to the Land, Improvements or Collateral, all awards made for the taking by condemnation or the power of eminent domain, or by any proceeding or purchase in lieu thereof, of the Land, Improvements or Collateral, or any part thereof, or any damage or injury thereto, all awards resulting from a change of grade of streets, and all awards for severance damages; and (vi) all rights, estates, powers and privileges appurtenant or incident to the foregoing.
     TO HAVE AND TO HOLD the foregoing property (in this Exhibit called the “Mortgaged Property”) unto the Trustee, IN TRUST, and his successors or substitutes in this trust and to his or their successors and assigns upon the terms, provisions and conditions herein set forth for the benefit of BNPPLC.
     In order to secure the Secured Obligations, LRC also hereby grants to BNPPLC a security interest in: all components of the Property which constitute personalty, whether owned by LRC now or hereafter, and all fixtures, accessions and appurtenances thereto now or hereafter attached to or affixed to or installed in the Mortgaged Property in a manner that causes it to be part of, or integral and necessary to the operation of, the real property, and all renewals or replacements of or substitutions for any of the foregoing (including all building materials and equipment now or hereafter delivered to said premises and intended to be installed or in or incorporated as part of the Improvements); all rents and other amounts from and under leases of all or any part of the Property; all issues, profits and proceeds from all or any part of the Property; all proceeds (including premium refunds) of each policy of insurance relating to the Property; all proceeds from the taking of the Property or any part thereof or any interest therein or right or estate appurtenant thereto by eminent domain or by purchase in lieu thereof; all permits, licenses, franchises, certificates, and other rights and privileges obtained in connection with the Property; all plans, specifications, maps, surveys, reports, architectural, engineering and construction contracts, books of account, insurance policies and other documents, of whatever kind or character, relating to the use, construction upon, occupancy, leasing, sale or operation of the Property; all proceeds and other amounts paid or owing to LRC under or pursuant to any and all contracts and bonds relating to the construction, erection or renovation of the Property; and all oil, gas and other hydrocarbons and other minerals produced from or allocated to the Property and all products processed or obtained therefrom, the proceeds thereof, and all accounts and general intangibles under which such proceeds may arise, together with any sums of money that may now or at any time hereafter become due and payable to LRC by virtue of any and all royalties, overriding royalties, bonuses, delay rentals and any other amount of any kind or character arising under any and all present and future oil, gas and mining leases covering the Property or any part thereof (all of the property described in this section are collectively called the “Collateral” in this Exhibit) and all proceeds of the Collateral. (The Mortgaged Property and the Collateral are in this Exhibit sometimes collectively called the “Security”.)
FORECLOSURE BY POWER OF SALE

Exhibit B to Lease Agreement (Fremont/Building #2) — Page 2

     Upon the occurrence of any Event of Default, the Trustee, its successor or substitute, and/or BNPPLC is authorized and empowered to execute all written notices then required by law to cause the Security to be sold under power of sale to satisfy the Secured Obligations. Trustee will give and record such notices as the law then requires as a condition precedent to a trustee’s sale. When the minimum period of time required by law after giving all required notices has elapsed, Trustee, without notice to or demand upon LRC except as otherwise required by law, will sell the Security at the time and place of sale fixed by it in the notice of sale, at one or several sales, either as a whole or in separate parcels and in such manner and order, all as BNPPLC or Trustee in its sole discretion may determine, at public auction to the highest bidder for cash, in lawful money of the United States, payable at the time of sale (the obligations hereby secured being the equivalent of cash for purposes of said sale). LRC will have no right to direct the order in which the Security is sold or to require that the Security be sold in separate lots or parcels or items. The sale by the Trustee of less than the whole of the Mortgaged Property will not exhaust the power of sale herein granted, and the Trustee is specifically empowered to make successive sale or sales under such power until the whole of the Mortgaged Property is sold; and, if the proceeds of such sale of less than the whole of the Mortgaged Property is less than the aggregate of the indebtedness secured hereby and the expense of executing this trust as provided herein, the rights and remedies of BNPPLC hereunder and the lien hereof will remain in full force and effect as to the unsold portion of the Mortgaged Property just as though no sale or sales had been made; provided, however, that LRC will never have any right to require the sale of less than the whole of the Mortgaged Property but BNPPLC will have the right, at its sole election, to request the Trustee to sell less than the whole of the Mortgaged Property. Subject to requirements and limits imposed by law, including California Civil Code § 2924g, Trustee may postpone sale of all or any portion of the Security by public announcement at such time and place of sale and from time to time may postpone the sale by public announcement at the time and place fixed by the preceding postponement. Any person or entity, including Trustee, LRC or BNPPLC, may purchase at the sale, and LRC hereby covenants to warrant and defend the title of such purchaser or purchasers. Trustee will deliver to the purchaser at such sale a deed conveying the Security or portion thereof so sold, but without any covenant or warranty, express or implied. At any such sale (i) LRC hereby agrees, in its behalf and in behalf of its heirs, executors, administrators, successors, personal representatives and assigns, that any and all recitals made in any deed of conveyance given by Trustee of any matters or facts stated therein, including without limitation, the identity of BNPPLC, the occurrence or existence of any default, the acceleration of the maturity of any of the Secured Obligations, the request to sell, the notice of sale, the giving of notice to all debtors legally entitled thereto, the time, place, terms, and manner of sale, and receipt, distribution and application of the money realized therefrom, and the due and proper appointment of a substitute Trustee and any other act or thing duly done by BNPPLC or by Trustee hereunder, will be taken by all courts of law and equity as prima facie evidence that the statement or recitals state facts and are without further question to be so accepted as conclusive proof of the truthfulness thereof, and LRC hereby ratifies and confirms every act that

Exhibit B to Lease Agreement (Fremont/Building #2) — Page 3

Trustee or any substitute Trustee hereunder may lawfully do in the premises by virtue hereof; and (ii) the purchaser may disaffirm any easement granted, or rental, lease or other contract made, in violation of any provision of any of the Operative Documents, and may take immediate possession of the Security free from, and despite the terms, of, such grant of easement and rental or lease contract.
BNPPLC may elect to cause the Security or any part thereof to be sold under the power of sale herein granted in any manner permitted by applicable law. In connection with any sale or sales hereunder, BNPPLC may elect to treat any portion of the Security which consists of a right in action or which is property that can be severed from the Security without causing structural damage thereto as if the same were personal property, and dispose of the same in accordance with applicable law, separate and apart from the sale of the real property. Any sale of any personal property hereunder will be conducted in any manner permitted by the California Uniform Commercial Code (in this Exhibit called the “UCC”). Where any portion of the Security consists of real property and personal property or fixtures, whether or not such personal property is located on or within the real property, BNPPLC may elect in its discretion to exercise its rights and remedies against any or all of the real property, personal property and fixtures, in such order and manner as is now or hereafter permitted by applicable law. Without limiting the generality of the foregoing, BNPPLC may, in its sole and absolute discretion and without regard to the adequacy of its security, elect to proceed against any or all of the real property, personal property and fixtures in any manner permitted by the UCC; and if BNPPLC elects to sell both personal property and real property together as permitted by the UCC, the power of sale herein granted will be exercisable with respect to all or any of the real property, personal property and fixtures covered hereby, as designated by BNPPLC, and Trustee is hereby authorized and empowered to conduct any such sale of any real property, personal property and fixtures in accordance with the procedures applicable to real property. Where any portion of the Security consists of real property and personal property, any reinstatement of the Secured Obligations, following default and an election by BNPPLC to accelerate the maturity of said obligations, which is made by LRC or any other person or entity permitted to exercise the right of reinstatement under § 2924c of the California Civil Code or any successor statute, will, in accordance with the terms of UCC, not prohibit BNPPLC or Trustee from conducting a sale or other disposition of any personal property or fixtures or from otherwise proceeding against or continuing to proceed against any personal property or fixtures in any manner permitted by the UCC, nor will any such reinstatement invalidate, rescind or otherwise affect any sale, disposition or other proceeding held, conducted or instituted with respect to any personal property or fixtures prior to such reinstatement or pending at the time of such reinstatement. Any sums paid to BNPPLC in effecting any reinstatement pursuant to § 2924c of the California Civil Code will be applied to the indebtedness secured hereby, and to BNPPLC’s reasonable costs and expenses in the manner required by § 2924c. Should BNPPLC elect to sell any portion of the Security which is real property, or which is personal property or fixtures that BNPPLC has elected to sell together with the real property in accordance with the laws governing a sale of real property, BNPPLC or Trustee will give such notice of default and election to sell as may then be required

Exhibit B to Lease Agreement (Fremont/Building #2) — Page 4

by law, and without the necessity of any demand on LRC, Trustee, at the time(s) and place(s) specified in the notice of sale, will sell said real property, and all estate, right, title, interest, claim and demand therein, and equity and right of redemption thereof, at such times and places as required or permitted by law, upon such terms as BNPPLC or Trustee may fix and specify in the notice of sale or as may be required by law. If the Security consists of several lots, parcels or items of property, BNPPLC may: (i) designate the order in which such lots, parcels or items will be offered for sale or sold, or (ii) elect to sell such lots, parcels or items through a single sale, or through two or more successive sales, or in any other manner BNPPLC deems in its best interest. Should BNPPLC desire that more than one sale or other disposition of the Mortgaged Property be conducted, BNPPLC may, at its option, cause the same to be conducted simultaneously, or successively, on the same day, or on such different days or times and in such order as BNPPLC may deem to be in its best interests, and no such sale will exhaust the power of sale herein granted or terminate or otherwise affect the lien granted by LRC herein on, or the security interests of BNPPLC in, any part of the Security not sold, until all of the indebtedness secured hereby has been fully paid and satisfied. In the event BNPPLC elects to dispose of the Security through more than one sale, LRC agrees to pay the costs and expenses of each such sale and of any judicial proceedings wherein the same may be made, including reasonable compensation to BNPPLC and Trustee, their agents and counsel, and to pay all expenses, liabilities and advances made or incurred by BNPPLC and Trustee (or either of them) in connection with such sale or sale, together with interest on all such advances made by BNPPLC and Trustee (or either of them) at the Default Rate.
JUDICIAL FORECLOSURE
     This instrument will be effective as a mortgage as well as a deed of trust and upon the occurrence of an Event of Default may be foreclosed as to any of the Security in any manner permitted by the laws of the State of California or of any other state in which any part of the Security is situated, and any foreclosure suit may be brought by the Trustee or by BNPPLC. In the event a foreclosure hereunder is commenced by the Trustee, or his substitute or successor, BNPPLC may at any time before the sale of the Security direct the said Trustee to abandon the sale, and may then institute suit for the collection of the Secured Obligations and for the judicial foreclosure of this instrument. It is agreed that if BNPPLC should institute a suit for the collection of the Secured Obligations and for the foreclosure of this instrument, BNPPLC may at any time before the entry of a final judgment in said suit dismiss the same, and require the Trustee, his substitute or successor to exercise the power of sale granted herein to sell the Security in accordance with the provisions of this instrument.
BNPPLC AS PURCHASER
     BNPPLC will have the right to become the purchaser at any sale held by any Trustee or substitute or successor or by any receiver or public officer, and any BNPPLC purchasing at any

Exhibit B to Lease Agreement (Fremont/Building #2) — Page 5

such sale will have the right to credit upon the amount of the bid made therefor, to the extent necessary to satisfy such bid, the outstanding Lease Balance and other Secured Obligations owing to such BNPPLC.
UNIFORM COMMERCIAL CODE REMEDIES
     Upon the occurrence of an Event of Default, BNPPLC may exercise its rights of enforcement with respect to the Collateral under the California UCC, as amended, and in conjunction with, in addition to or in substitution for those rights and remedies:
     (a) BNPPLC may enter upon the Land to take possession of, assemble and collect the Collateral or to render it unusable; and
     (b) BNPPLC may require LRC to assemble the Collateral and make it available at a place BNPPLC designates which is mutually convenient to allow BNPPLC to take possession or dispose of the Collateral; and
     (c) written notice mailed to LRC as provided herein ten (10) days prior to the date of public sale of the Collateral or prior to the date after which private sale of the Collateral will be made shall constitute reasonable notice; and
     (d) any sale made pursuant to the provisions of this section will be deemed to have been a public sale conducted in a commercially reasonable manner if held contemporaneously with the sale of the Mortgaged Property under power of sale as provided herein upon giving the same notice with respect to the sale of the Collateral hereunder as is required for such sale of the Mortgaged Property under power of sale; and
     (e) in the event of a foreclosure sale, whether made by the Trustee exercising the power of sale granted herein, or under judgment of a court, the Collateral and the Mortgaged Property may, at the option of BNPPLC, be sold as a whole; and
     (f) it will not be necessary that BNPPLC take possession of the Collateral or any part thereof prior to the time that any sale pursuant to the provisions of this section is conducted and it will not be necessary that the Collateral or any part thereof be present at the location of such sale; and
     (g) prior to application of proceeds of disposition of the Collateral to the Secured Obligations, such proceeds will be applied to the reasonable expenses of retaking, holding, preparing for sale or lease, selling, leasing and the like and the reasonable attorney’s fees and legal expenses incurred by BNPPLC; and
     (h) any and all statements of fact or other recitals made in any bill of sale or

Exhibit B to Lease Agreement (Fremont/Building #2) — Page 6

assignment or other instrument evidencing any foreclosure sale hereunder as to nonpayment of the Secured Obligations or as to the occurrence of any Event of Default, or as to BNPPLC having declared any of the Secured Obligations to be due and payable, or as to notice of time, place and terms of sale and of the properties to be sold having been duly given, or as to any other act or thing having been duly done by BNPPLC, will be taken as prima facie evidence of the truth of the facts so stated and recited; and
     (i) BNPPLC may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by BNPPLC, including the sending of notices and the conduct of the sale, but in the name and on behalf of BNPPLC.
APPOINTMENT OF A RECEIVER
     In addition to all other remedies herein provided for, if any Event of Default occurs or continues after the Designated Sale Date, BNPPLC will as a matter of right be entitled to the appointment of a receiver or receivers for all or any part of the Security, whether such receivership be incident to a proposed sale of such property or otherwise, and without regard to the adequacy of the security or the value of the Security or the solvency of any person or persons liable for the payment of the Secured Obligations, and LRC does hereby irrevocably consent to the appointment of such receiver or receivers, waives any and all defenses to such appointment and agrees not to oppose any application therefor by BNPPLC, but nothing herein is to be construed to deprive BNPPLC of any other right, remedy or privilege it may now have under the law to have a receiver appointed. Any such receiver or receivers will have all of the usual powers and duties of receivers in like or similar cases and will continue as such and exercise all such powers until the date of confirmation of sale of the Security unless such receivership is sooner terminated. Any money advanced by BNPPLC in connection with any such receivership will be a demand obligation owing by LRC to BNPPLC and will bear interest from the date of making such advancement by BNPPLC until paid at the Default Rate and will be a part of the Secured Obligations and will be secured by this lien and by any other instrument securing the Secured Obligations.
PROVISIONS CONCERNING THE TRUSTEE
     Trustee accepts this trust when a Short Form Lease or memorandum referencing the provisions of this Exhibit, duly executed and acknowledged, is made a public record as provided by law. The trust hereby created will be irrevocable by LRC.
     In the event the Trustee takes any action pursuant to the provisions of this Exhibit, LRC must pay to Trustee reasonable compensation for services rendered in the administration of this trust, which will be in addition to any required reimbursement for Attorney’s Fees or other expenses.

Exhibit B to Lease Agreement (Fremont/Building #2) — Page 7

     BNPPLC may appoint a substitute to replace and act as the Trustee hereunder in any manner now or hereafter provided by law, or in lieu thereof, BNPPLC may from time to time, by an instrument in writing, appoint substitutes as successor or successors to any Trustee named herein or acting hereunder, which instrument, executed and acknowledged by BNPPLC and recorded in the Office of the Recorder of the county in which the Property is located, will be conclusive proof of proper substitution of such successor Trustee or Trustees, who will thereupon and without conveyance from the predecessor Trustee, succeed to all its title, estate, rights, powers and duties. Such instrument must contain the name of the original LRC, Trustee and BNPPLC hereunder, the instrument number of this Deed of Trust, and the name and address of the successor Trustee. In the event the Secured Obligations are at any time owned by more than one person or entity, the holder or holders of not less than a majority in the amount of such Secured Obligations will have the right and authority to make the appointment of a successor or substitute trustee provided for in the preceding sentences. Such appointment and designation by BNPPLC or by the holder or holders of not less than a majority of the Secured Obligations will be full evidence of the right and authority to make the same and of all facts therein recited. If BNPPLC is a corporation and such appointment is executed in its behalf by an officer of such corporation, such appointment will be conclusively presumed to be executed with authority and will be valid and sufficient without proof of any action by the board of directors or any superior officer of the corporation. Upon the making of any such appointment and designation, all of the estate and title of the Trustee in the Security will vest in the named successor or substitute trustee and he will thereupon succeed to and will hold, possess and execute all the rights, powers, privileges, immunities and duties herein conferred upon the Trustee; but nevertheless, upon the written request of BNPPLC or of the successor or substitute Trustee, the Trustee ceasing to act must execute and deliver an instrument transferring to such successor or substitute Trustee all of the estate and title in the Security of the Trustee so ceasing to act, together with all the rights, powers, privileges, immunities and duties herein conferred upon the Trustee, and must duly assign, transfer and deliver any of the properties and moneys held by said Trustee hereunder to said successor or substitute Trustee. All references herein to the Trustee will be deemed to refer to the Trustee (including any successor or substitute appointed and designated as herein provided) from time to time acting hereunder. LRC hereby ratifies and confirms any and all acts which the herein named Trustee or his successor or successors, substitute or substitutes, in this trust, do lawfully by virtue hereof.
     THE TRUSTEE WILL NOT BE LIABLE FOR ANY ERROR OF JUDGMENT OR ACT DONE BY THE TRUSTEE IN GOOD FAITH, OR BE OTHERWISE RESPONSIBLE OR ACCOUNTABLE UNDER ANY CIRCUMSTANCES WHATSOEVER (INCLUDING THE TRUSTEE’S NEGLIGENCE), EXCEPT FOR THE TRUSTEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. The Trustee will have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by him hereunder, believed by him in good faith to be genuine. All moneys received by the Trustee will, until used or applied as herein provided, be held in trust for the purposes for which they

Exhibit B to Lease Agreement (Fremont/Building #2) — Page 8

were received, but need not be segregated in any manner from any other moneys (except to the extent required by law), and the Trustee will be under no liability for interest on any moneys received by him hereunder. LRC WILL REIMBURSE THE TRUSTEE FOR, AND INDEMNIFY AND SAVE HIM HARMLESS AGAINST, ANY AND ALL LIABILITY AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) WHICH MAY BE INCURRED BY HIM IN THE PERFORMANCE OF HER DUTIES HEREUNDER (INCLUDING ANY LIABILITY AND EXPENSES RESULTING FROM THE TRUSTEE’S OWN NEGLIGENCE). The foregoing indemnity will not terminate upon release, foreclosure or other termination of this instrument.
MISCELLANEOUS
     BNPPLC may resort to any security given by this instrument or to any other security now existing or hereafter given to secure the payment of the Secured Obligations, in whole or in part, and in such portions and in such order as may seem best to BNPPLC in its sole and uncontrolled discretion, and any such action will not in anywise be considered as a waiver of any of the rights, benefits, liens or security interests evidenced by this instrument.
     To the full extent LRC may do so, LRC agrees that LRC will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force pertaining to the rights and remedies of sureties or redemption, and LRC, for LRC and LRC’s successors and assigns, and for any and all persons ever claiming any interest in the Security, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of intention to mature or declare due the whole of the Secured Obligations, notice of election to mature or declare due the whole of the Secured Obligations and all rights to a marshaling of the assets of LRC, including the Security, or to a sale in inverse order of alienation in the event of foreclosure of the liens and security interests hereby created. LRC will not have or assert any right under any statute or rule of law pertaining to the marshaling of assets, sale in inverse order of alienation, the exemption of homestead, the administration of estates of decedents or other matters whatever to defeat, reduce or affect the right of BNPPLC under the terms of this instrument to a sale of the Security for the collection of the Secured Obligations without any prior or different resort for collection, or the right of BNPPLC under the terms of this instrument to the payment of the Secured Obligations out of the proceeds of sale of the Security in preference to every other claimant whatever. If any law referred to in this section and now in force, of which LRC or LRC’s successors and assigns and such other persons claiming any interest in the Security might take advantage despite this provision, is hereafter repealed or ceases to be in force, such law shall not thereafter be deemed to preclude the application of this provision.
     In the event there is a foreclosure sale hereunder and at the time of such sale LRC or LRC’s successors or assigns or any other persons claiming any interest in the Security by, through or under LRC are occupying or using the Security, or any part thereof, each and all will

Exhibit B to Lease Agreement (Fremont/Building #2) — Page 9

immediately become the tenant of the purchaser at such sale. Such tenancy will be a tenancy from day-to-day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser. In the event the tenant fails to surrender possession of said property upon demand, the purchaser will be entitled to institute and maintain an action to obtain possession in any court of competent jurisdiction in California.
     LRC agrees to pay BNPPLC for each statement of BNPPLC (as beneficiary) regarding the obligations secured hereby the maximum fee allowed by law or, if there is no maximum fee, such reasonable fee as is then charged by BNPPLC for rendering such statement.
     Notwithstanding any contrary provisions regarding the giving of notices in the Common Definitions or Provisions Agreement or other Operative Documents, any service of a notice required by California Civil Code § 2924 will be considered complete when the requirements of that statute are met.
     All rights of action under this Exhibit be enforced by BNPPLC or Trustee without the possession of any instruments secured hereby and without the production thereof or of this Lease or other Operative Documents at any trial or other proceeding relative thereto.

Exhibit B to Lease Agreement (Fremont/Building #2) — Page 10

COMMON DEFINITIONS
AND PROVISIONS AGREEMENT
(FREMONT/BUILDING #2)
between
BNP PARIBAS LEASING CORPORATION
and
LAM RESEARCH CORPORATION
Dated as of December 21, 2007

(Continued)

ARTICLE II — SHARED PROVISIONS		27
1.	Notices	27
2.	Severability	30
3.	No Merger	30
4.	No Implied Waiver	30
5.	Entire and Only Agreements	30
6.	Binding Effect	30
7.	Time is of the Essence	31
8.	Governing Law	31
9.	Paragraph Headings	31
10.	Negotiated Documents	31
11.	Terms Not Expressly Defined in an Operative Document	31
12.	Other Terms and References	31
13.	Execution in Counterparts	32
14.	Not a Partnership, Etc.	32
15.	No Fiduciary Relationship Intended	32

(iii)

(Continued)

Page

Annexes

Annex A	LIBOR Election Form

Annex B	Minimum Insurance Requirements

(iv)

COMMON DEFINITIONS
AND PROVISIONS AGREEMENT
(FREMONT/BUILDING #2)
          This COMMON DEFINITIONS AND PROVISIONS AGREEMENT (FREMONT/BUILDING #2) (this “Agreement”), dated as of December 21, 2007 (the “Effective Date”), is made by and between BNP PARIBAS LEASING CORPORATION (“BNPPLC”), a Delaware corporation, and LAM RESEARCH CORPORATION (“LRC”), a Delaware corporation.
RECITALS
          Contemporaneously with the execution of this Agreement, LRC and BNPPLC are executing the Closing Certificate (as defined below), the Lease (as defined below), the Pledge Agreement (as defined below) and the Purchase Agreement (as defined below), all of which concern LRC or the Property (as defined below). Each of the Closing Certificate, the Lease, the Pledge Agreement and the Purchase Agreement (together with this Agreement, the “Operative Documents”) are intended to create separate and independent obligations upon the parties thereto. However, LRC and BNPPLC intend that all of the Operative Documents share certain consistent definitions and other miscellaneous provisions. To that end, the parties are executing this Agreement and incorporating it by reference into each of the other Operative Documents.
AGREEMENTS
ARTICLE I — LIST OF DEFINED TERMS
          Unless a clear contrary intention appears, the following terms will have the respective indicated meanings as used herein and in the other Operative Documents:

          “Active Negligence” of any Person means, and is limited to, the negligent conduct on the Property (and not mere omissions) by such Person or by others acting and authorized to act on such Person’s behalf (other than LRC) in a manner that proximately causes actual bodily injury or property damage for which LRC does not carry (and is not obligated by the Lease to carry) insurance. “Active Negligence” will not include (1) any negligent failure of BNPPLC to act when the duty to act would not have been imposed but for BNPPLC’s status as owner of any interest in the Land, the Improvements or any other Property or as a party to the transactions described in the Lease or the other Operative Documents, (2) any negligent failure of any other Interested Party to act when the duty to act would not have been imposed but for such party’s contractual or other relationship to BNPPLC or participation or facilitation in any manner, directly or indirectly, of the transactions described in the Lease or other Operative Documents, or (3) the exercise in a lawful manner by BNPPLC (or any party lawfully claiming through or under BNPPLC) of any right or remedy provided in or under the Lease or the other Operative Documents consistent with the terms hereof.
          “Additional Rent” has the meaning indicated in subparagraph 3(C) of the Lease. The term “Additional Rent” does not include any Supplemental Payment required by the Purchase Agreement.
          “Administrative Fees” means the fees identified as such in subparagraph 3(E) of the Lease.
          “Affiliate” of any Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” when used with respect to any Person means the power to direct the management of policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          “After Tax Basis” has the meaning indicated in subparagraph 5(C)(1) of the Lease.
          “Applicable Laws” means any or all of the following, to the extent applicable to BNPPLC, LRC, the Property or the Operative Documents, after giving effect to the contractual choice of law provisions in the Operative Documents: restrictive covenants; zoning ordinances and building codes; flood disaster laws; health, safety and environmental laws and regulations; the Americans with Disabilities Act and other laws pertaining to disabled persons; and other laws, statutes, ordinances, rules, permits, regulations, orders, determinations and court decisions.
          “Applicable Purchaser” means any third party designated to purchase BNPPLC’s interest in the Property and in any Escrowed Proceeds as provided in the Purchase Agreement.
          “Arrangement Fee” has the meaning indicated in subparagraph 3(D) of the Lease.

Common Definitions and Provisions Agreement (Fremont/Building #2) — Page 2

          “Attorneys’ Fees” means the reasonable fees and reasonable out-of-pocket expenses of counsel to the parties incurring the same, excluding costs or expenses of in-house counsel (whether or not accounted for as general overhead or administrative expenses), but otherwise including printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. Such terms will also include all such reasonable fees and expenses incurred with respect to appeals, arbitrations and bankruptcy proceedings, and whether or not any manner of proceeding is brought with respect to the matter for which such fees and expenses were incurred.
          “Banking Rules Change” means either: (1) the introduction of or any change after the Effective Date in any law or regulation applicable to BNPPLC, BNPPLC’s Parent or any Participant, or in the generally accepted interpretation by the institutional lending community of any such law or regulation, or in the interpretation of any such law or regulation asserted by any regulator, court or other governmental authority or (2) the compliance by BNPPLC or BNPPLC’s Parent or any Participant with any new guideline or new request issued after the Effective Date from any central bank or other governmental authority (whether or not having the force of law).
          “Base Rent” means the rent payable by LRC pursuant to subparagraph 3(A) of the Lease.
          “Base Rent Date” means a date upon which Base Rent must be paid under the Lease, all of which dates will be the first Business Day of a calendar month. The first Base Rent Date will be the first Business Day of the first calendar month following the Effective Date, which is consistent with the understanding of the parties that the first Base Rent Period will be subject to a LIBOR Election of one month. Each successive Base Rent Date after the first Base Rent Date will be the first Business Day of the first or third calendar month following the calendar month which includes the preceding Base Rent Date, determined as follows:
          (1) If a LIBOR Election of one month is in effect on a Base Rent Date, then the first Business Day of the first calendar month following such Base Rent Date will be the next following Base Rent Date.
          (2) If a LIBOR Election of two months is in effect on a Base Rent Date, then the first Business Day of the second calendar month following such Base Rent Date will be the next following Base Rent Date.
          (3) If a LIBOR Election of three months or longer is in effect on a Base Rent Date, then the first Business Day of the third calendar month following such Base Rent Date will be the next following Base Rent Date.
Thus, for example, if a Base Rent Period commences on the first Business Day of

Common Definitions and Provisions Agreement (Fremont/Building #2) — Page 3

September, 2009 and a LIBOR Election of three months applies to such Base Rent Period, then the next following Base Rent Date will be the first Business Day of December, 2009.
          “Base Rent Period” means a period for which Base Rent must be paid under the Lease, each of which periods will correspond to the LIBOR Election for the period. The first Base Rent Period will begin on the Effective Date, and each successive Base Rent Period will begin on the Base Rent Date upon which the preceding Base Rent Period ends. Each Base Rent Period, including the first Base Rent Period, will end on the first or second Base Rent Date after the Base Rent Date upon which such period began, determined as follows:
          (1) If a LIBOR Election of one month, two months or three months is in effect for a Base Rent Period, then such Base Rent Period will end on the first Base Rent Date after the Base Rent Date upon which such period began.
          (2) If a LIBOR Election of six months is in effect for a Base Rent Period, then such Base Rent Period will end on the second Base Rent Date after the Base Rent Date upon which such period began.
The determination of Base Rent Periods can be illustrated by two examples:
          1) If LRC makes a LIBOR Election of three months for a hypothetical Base Rent Period beginning on the first Business Day in January, 2009, then such Base Rent Period will end on the first Base Rent Date after it begins; that is, such Base Rent Period will end on the first Business Day in April, 2009, the third calendar month after January, 2009.
          2) If, however, LRC makes a LIBOR Election of six months for the hypothetical Base Rent Period beginning on the first Business Day in January, 2009, then such Base Rent Period will end on the second Base Rent Date after it begins; that is, the first Business Day in July, 2009.
          “BNPPLC” means BNPPLC Leasing Corporation, a Delaware corporation.
          “BNPPLC’s Parent” means BNP Paribas, a bank organized and existing under the laws of France, and any successors of such bank.
          “Breakage Costs” means any and all costs, losses or expenses incurred or sustained by BNPPLC’s Parent or any Participant, for which BNPPLC’s Parent or the Participant requests reimbursement from BNPPLC, because of:
          (1) the resulting liquidation or redeployment of deposits or other funds that were used to make or maintain Funding Advances upon application of a Qualified

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Prepayment or upon any sale of the Property pursuant to the Purchase Agreement, if such application or sale occurs on any day other than the last day of a Base Rent Period; or
          (2) the resulting liquidation or redeployment of deposits or other funds that were used to make or maintain Funding Advances upon the acceleration of the end of any Base Rent Period because of an acceleration of the Designated Sale Date as described in clauses (2) or (3) of the definition thereof.
Breakage Costs will include, for example, losses on Funding Advances maintained by BNPPLC’s Parent or any Participant which are attributable to any decline in LIBOR as of the effective date of any application described in the clause (1) preceding, as compared to LIBOR for the then current Base Rent Period. Each determination of Breakage Costs by BNPPLC’s Parent or a Participant, as applicable, will be conclusive and binding upon LRC in the absence of clear and demonstrable error.
          “Break Even Price” has the meaning indicated in the Purchase Agreement.
          “Business Day” means any day that is (1) not a Saturday, Sunday or day on which commercial banks are generally closed or required to be closed in New York City, New York, and (2) a day on which dealings in deposits of dollars are transacted in the London interbank market; provided, that if such dealings are suspended indefinitely for any reason, “Business Day” will mean any day described in clause (1).
          “Capital Adequacy Charges” means any additional amounts BNPPLC’s Parent or any Participant requests BNPPLC to pay as compensation for an increase in required capital as provided in subparagraph 5(B)(2) of the Lease.
          “Closing Certificate” means the Closing Certificate and Agreement (Fremont/Building #2) dated as of the Effective Date executed by LRC and BNPPLC, as such Closing Certificate and Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.
          “Closing Letter” means the letter agreement dated as of the Effective Date between BNPPLC and LRC confirming the amount of the Initial Advance and the Transaction Expenses paid from the Initial Advance.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Collateral Percentage” means, for each Base Rent Period or portion thereof, a percentage equal to the lesser of (1) one hundred percent (100%) or (2) a fraction, the numerator of which equals the Value of Cash Collateral subject to a Qualified Pledge under the Pledge Agreement on the first day of such Base Rent Period, and the denominator of which equals the

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Lease Balance on the first day of such Base Rent Period. (As used in this definition, the terms “Value” and “Cash Collateral” and “Qualified Pledge” are intended to have the respective meanings assigned to them in the Pledge Agreement.)
          “Common Definitions and Provisions Agreement” means this Agreement, which is incorporated by reference into each of the other Operative Documents, as this Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.
          “Constituent Documents” of any entity means the organizational documents pursuant to which such entity was created and is governed, such as the articles of incorporation and bylaws of a corporation, the articles of organization and regulations of a limited liability company or the partnership agreement of a partnership.
          “Default” means any event or circumstance which constitutes, or which would with the passage of time or the giving of notice or both (if not cured within any applicable cure period) constitute, an Event of Default.
          “Default Rate” means (1) for purpose of computing any interest that accrues at such rate on the Designated Sale Date or any day prior to the Designated Sale Date, a per annum rate equal to two percent (2%) above LIBOR in effect on such day; and (2) for purpose of computing any interest that accrues at such rate on any day after the Designated Sale Date, a per annum rate equal to two percent (2%) above the Prime Rate in effect on such day; except that for purposes of computing interest accruing for any period that commences thirty or more days after the Designated Sale Date on any Base Rent or Supplemental Payment that has become due, but remains to be paid to BNPPLC by LRC, the Default Rate will mean a floating per annum rate equal to five percent (5%) above the Prime Rate. Notwithstanding the foregoing, in no event will the “Default Rate” at any time exceed the maximum interest rate permitted by Applicable Laws.
          “Designated Sale Date” means the earliest of:
          (1) the first Business Day of January, 2015; or
          (2) any Business Day designated as the “Designated Sale Date” for purposes of this Agreement and the other Operative Documents in an irrevocable, unconditional notice given by LRC to BNPPLC; provided, that if the Business Day so designated by LRC as the Designated Sale Date is not at least twenty days after the date of such notice, the notice will be of no effect for purposes of this definition; and provided, further, that to be effective, any such notice must include an irrevocable exercise by LRC of the Purchase Option under subparagraph 2(A)(1) of the Purchase Agreement and thereby obligate LRC to tender payment of the full Break Even Price to BNPPLC on the Business

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Day so designated; or
          (3) any Business Day designated as the “Designated Sale Date” for purposes of this Agreement and the other Operative Documents in a notice given by BNPPLC to LRC:
•	when an Event of Default has occurred and is continuing; or

•	following any change in the zoning or other Applicable Laws affecting the permitted use or development of the Property that, in BNPPLC’s good faith judgment, materially reduces the value of the Property; or

•	following any discovery of conditions or circumstances on or about the Property, such as the presence of an endangered species, which are likely to substantially impede the use or development of the Property and thereby, in BNPPLC’s good faith judgment, materially reduce the value of the Property;
provided, however, that if the Business Day so designated by BNPPLC as the Designated Sale Date is not at least thirty days after the date of such notice, the notice will be of no effect for purposes of this definition.
          “Effective Date” means December 21, 2007.
          “Eligible Financial Institution” means (a) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $5,000,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (“OECD”) or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $5,000,000,000; provided, that such bank is acting through a branch or agency located in the United States; (c) the central bank of any country which is a member of the OECD; and (d) a finance company, insurance company or other financial institution (whether a corporation, partnership or other entity, but excluding any savings and loan association) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $5,000,000,000; provided, however, that in no event shall any bank or other Person qualify as an Eligible Financial Institution at any time when it or its parent company has outstanding obligations with a credit rating less than investment grade from Standard & Poor’s, a division of the McGraw-Hill Companies, or Moody’s Investors Service, Inc. or another nationally recognized rating service.
          “Environmental Laws” means any and all existing and future Applicable Laws

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pertaining to safety, health or the environment, or to Hazardous Substances or Hazardous Substance Activities, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984.
          “Environmental Losses” means Losses suffered or incurred by BNPPLC or any other Interested Party, directly or indirectly, relating to or arising out of, based on or as a result of any of the following: (i) any Hazardous Substance Activity; (ii) any violation of any applicable Environmental Laws relating to the Property or to the ownership, use, occupancy or operation thereof; (iii) any investigation, inquiry, order, hearing, action, or other proceeding by or before any governmental or quasi-governmental agency or authority in connection with any Hazardous Substance Activity; or (iv) any claim, demand, cause of action or investigation, or any action or other proceeding, whether meritorious or not, brought or asserted against any Interested Party which directly or indirectly relates to, arises from, is based on, or results from any of the matters described in clauses (i), (ii), or (iii) of this definition or any allegation of any such matters.
          “Environmental Report” means the following report: November 2007 Phase I Environmental Site Assessment by Environmental Resources Management, ERM, of LAM Campus 4650, 4540, 4400 and 4300 Cushing Parkway Fremont, CA.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.
          “ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of LRC’s controlled group, or under common control with LRC, within the meaning of Section 414 of the Internal Revenue Code, and the regulations promulgated and rulings issued thereunder.
          “ERISA Termination Event” means (a) the occurrence with respect to any Plan of (1) a reportable event described in Sections 4043(b)(5) or (6) of ERISA or (2) any other reportable event described in Section 4043(b) of ERISA other than a reportable event not subject to the provision for thirty-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of LRC or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any Plan or the treatment of any Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

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          “Escrowed Proceeds” means, subject to the exclusions specified in the next sentence, any money that is received by BNPPLC from time to time during the Term (and any interest earned thereon) from any party (1) under any property insurance policy as a result of damage to the Property, (2) as compensation for any restriction imposed by any Governmental Authority upon the use or development of the Property or for the condemnation of the Property or any portion thereof, (3) because of any judgment, decree or award for physical damage to the Property or (4) as compensation under any title insurance policy or otherwise as a result of any title defect or claimed title defect with respect to the Property; provided, however, in determining the amount of “Escrowed Proceeds” there will be deducted all expenses and costs of every type, kind and nature (including Attorneys’ Fees) incurred by BNPPLC to collect such proceeds. Notwithstanding the foregoing, “Escrowed Proceeds” will not include (A) any payment to BNPPLC by any Participant or by an Affiliate of BNPPLC that is made to compensate BNPPLC for the Participant’s or Affiliate’s share of any Losses BNPPLC may incur as a result of any of the events described in the preceding clauses (1) through (4), (B) any money or proceeds that have been applied as a Qualified Prepayment or to pay any Breakage Costs or other costs incurred in connection with a Qualified Prepayment, (C) any money or proceeds that, after no less than ten days notice to LRC, BNPPLC returns or pays to a third party because of BNPPLC’s good faith belief that such return or payment is required by law, (D) any money or proceeds paid by BNPPLC to LRC or offset against any amount owed by LRC, or (E) any money or proceeds used by BNPPLC in accordance with the Lease for repairs or the restoration of the Property or to obtain development rights or the release of restrictions that will inure to the benefit of future owners or occupants of the Property. Until Escrowed Proceeds are paid to LRC pursuant to Paragraph 9 of the Lease, transferred to a purchaser under the Purchase Agreement as therein provided or applied as a Qualified Prepayment or as otherwise described in the preceding sentence, BNPPLC will keep the same deposited in one or more interest bearing accounts, and all interest earned on such account will be added to and made a part of Escrowed Proceeds.
          “Established Misconduct” of a Person means, and is limited to:
          (1) if the Person is bound by the Operative Documents or the Participation Agreement, conduct of such Person that constitutes a breach by it of the express provisions of the Operative Documents or the Participation Agreement, as applicable, and that continues beyond any period for cure provided therein, as determined in or as a necessary element of a final judgment rendered against such Person by a court with jurisdiction to make such determination, and
          (2) conduct of such Person or its Affiliates that has been determined to constitute willful misconduct or Active Negligence in or as a necessary element of a final judgment rendered against such Person by a court with jurisdiction to make such determination.

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In no event, however, will Established Misconduct include actions of any Person undertaken in good faith to mitigate Losses that such Person may suffer because of a breach or repudiation by LRC of any of the Operative Documents. Further, negligence other than Active Negligence will not in any event constitute Established Misconduct. For purposes of this definition, “conduct of a Person” will consist of (1) the conduct of any employee of that Person, and (2) the conduct of an agent of that Person (such as an independent environmental consultant engaged by that Person), but only to the extent that the agent is (a) acting within the scope of the authority granted to him by such Person, and (b) neither LRC nor acting with the consent or approval of or at the request of or under the direction of LRC or LRC’s Affiliates, employees or agents. Established Misconduct of one Interested Party will not be attributed to a second Interested Party unless the second Interested Party is an Affiliate of the first, and it is understood that BNPPLC has not been authorized, and nothing in the Participation Agreement will be construed as authorizing BNPPLC, to act as an “agent” for any Participant as the term is used in this definition.
          “Event of Default” means any of the following:
          (A) LRC fails to pay when due any installment of Base Rent or Administrative Fees required by the Lease, and such failure continues for three Business Days after LRC is notified in writing thereof.
          (B) LRC fails to pay the full amount of any Supplemental Payment as provided in the Purchase Agreement on the Designated Sale Date.
          (C) LRC fails to pay when first due any amount required by the Operative Documents (other than Base Rent or Administrative Fees required as provided in the Lease or any Supplemental Payment required as provided in the Purchase Agreement) and such failure continues for ten Business Days after LRC is notified in writing thereof.
          (D) Any representation or warranty of LRC contained in any of the Operative Documents or in any certificate or other document delivered by LRC pursuant to the Operative Documents is determined by BNPPLC to have been false or misleading in any material respect when made, and LRC fails to cause such representation or warranty to be made true and not misleading within ten Business Days after LRC is notified in writing of such determination by BNPPLC.
          (E) LRC fails to comply with any provision of the Operative Documents (other than as described in the other clauses of this definition) and does not cure such failure prior to the earliest of (1) thirty days after notice thereof is given to LRC, or (2) the date any writ or order is issued for the levy or sale of any property owned by BNPPLC (including the Property) because of such failure, or (3) the date any third party claim or criminal prosecution is instituted or overtly threatened against any Interested Party or any of its directors, officers or employees because of such failure; provided, however, that so long as no such writ or order is issued and no

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such third party claim or criminal prosecution is instituted or overtly threatened, the period within which such failure may be cured by LRC will be extended for a further period (not to exceed an additional one hundred eighty days) as is necessary for the curing thereof with diligence, if (but only if) (x) such failure is susceptible of cure but cannot with reasonable diligence be cured within such thirty day period, (y) LRC promptly commences to cure such failure and thereafter continuously prosecutes the curing thereof with reasonable diligence and (z) the extension of the period for cure will not, in any event, cause the period for cure to extend to or beyond the Designated Sale Date.
          (F) LRC abandons any material part of the Property.
          (G) Any event occurs or circumstance exists that constitutes an “Event of Default” as defined in the Pledge Agreement.
          (H) LRC or any Subsidiary of LRC fails to pay any principal of or premium or interest on any of its Indebtedness which is outstanding in a principal amount of at least $25,000,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event occurs or condition exists under any agreement or instrument relating to any such Indebtedness and continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Indebtedness; or any such Indebtedness is declared by the creditor to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness is required to be made, in each case prior to the stated maturity thereof.
          (I) LRC or any material Subsidiary of LRC is generally not paying its debts as such debts become due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors; or any proceeding is instituted by or against LRC or any material Subsidiary of LRC seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding remains undismissed or unstayed for a period of sixty consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) occurs; or LRC or any material Subsidiary of LRC takes any corporate action to authorize any of the actions set forth above in this clause.

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          (J) Any order, judgment or decree is entered in any proceedings against LRC or any of LRC’s material Subsidiaries decreeing its dissolution and such order, judgment or decree remains unstayed and in effect for more than sixty days.
          (K) Any order, judgment or decree is entered in any proceedings against LRC or any of LRC’s material Subsidiaries decreeing a divestiture of any of assets that represent a substantial part, or the divestiture of the stock of any of LRC’s Subsidiaries whose assets represent a substantial part, of the total assets of LRC and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) or which requires the divestiture of assets, or stock of any of LRC’s Subsidiaries, which have contributed a substantial part of the net income of LRC and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than sixty days.
          (L) A judgment or order for the payment of money in an amount (not covered by insurance) which exceeds $25,000,000 is rendered against LRC or any of LRC’s Subsidiaries and either (i) enforcement proceedings is commenced by any creditor upon such judgment, or (ii) within thirty days after the entry thereof, such judgment or order is not discharged or execution thereof stayed pending appeal, or within thirty days after the expiration of any such stay, such judgment is not discharged.
          (M) Any ERISA Termination Event occurs that BNPPLC determines in good faith would constitute grounds for a termination of any Plan or for the appointment by the appropriate United States district court of a trustee to administer any Plan and such ERISA Termination Event is continuing thirty days after notice to such effect is given to LRC by BNPPLC, or any Plan is terminated, or a trustee is appointed by a United States district court to administer any Plan, or the Pension Benefit Guaranty Corporation institutes proceedings to terminate any Plan or to appoint a trustee to administer any Plan.
          (N) LRC enters into any transaction which would cause any of the Operative Documents or any other document executed in connection herewith (or any exercise of BNPPLC’s rights hereunder or thereunder) to constitute a non-exempt prohibited transaction under ERISA.
          (O) Any event or circumstance having a Material Adverse Effect occurs and is not rectified before the end of thirty Business Days after LRC is notified in writing thereof.
          (P) LRC shall fail to comply with subparagraph 3(A) of the Closing Certificate, which requires that LRC and its Subsidiaries maintain a minimum amount of unrestricted cash, unencumbered cash investments and unencumbered marketable securities classified as short term or long term investments according to GAAP.

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          (Q) Any of the following shall occur: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests (as defined below) representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of LRC; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of LRC by Persons who were neither (i) nominated by the board of directors of LRC nor (ii) appointed by directors so nominated. (As used in this paragraph, “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.)
          (R) Any “Event of Default” shall occur as defined in any other Common Definitions and Provisions Agreement executed by LRC and BNPPLC, it being understood that the parties are executing and may in the future execute such other agreements in connection with arrangements that are similar to those contemplated by the Operative Documents, but that cover properties other than the Property.
          (S) LRC shall in writing or in any legal proceedings repudiate any of the Operative Documents or assert that any of the Operative Documents are not valid or enforceable as written or that BNPPLC does not own or have a lien or security interest in the Property by reason of the Operative Documents.
          “Excluded Taxes” means:
          (1) taxes upon or measured by net income to the extent such taxes are (A) payable in respect of Base Rent or other Qualified Income Payments, or (B) (i) payable by BNPPLC in respect of any Qualified Prepayment or any net sales proceeds paid to BNPPLC upon a sale of the Property because of a refusal of tax authorities to accept the intended characterization of the Lease and other Operative Documents as a financing arrangement for tax purposes, and (ii) offset in the same taxable period by a reduction in the taxes of BNPPLC which are not indemnified by LRC because of depreciation deductions or other tax benefits available to BNPPLC only because of the refusal of the tax authorities to treat the Lease and other Operative Documents as a financing arrangement; and
          (2) any transfer or change of ownership taxes assessed because of BNPPLC’s transfer or conveyance to any third party of any rights or interest in the Operative Documents or the Property; save and except, however, any such taxes assessed because of (i) any Permitted Transfer under clauses (1) or (2) of the definition of Permitted Transfer in this Agreement, or (ii) any sale of the Property by BNPPLC required by the

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Purchase Agreement or with respect to which the Purchase Agreement governs the distribution and allocation of sales proceeds; and
          (3) taxes that result solely from an act or event, or are attributable solely to any period of time, that occurs after the latest of:
          (i) the expiration of the Term with respect to the Property and, if the Lease or other Operative Documents require the return of the Property to BNPPLC, such return;
          (ii) any sale or Deemed Sale (as defined in the Purchase Agreement) of the Property pursuant to the Purchase Agreement; or
          (iii) the discharge in full of LRC’s obligation to pay or do anything to cause or assure the payment of the Lease Balance, or any amount determined by reference thereto, and all other amounts due under the Operative Documents;
except any such taxes that are imposed on or with respect to payments that become due under the Operative Documents after such expiration, sale or discharge, and in any event excluding taxes that relate to acts, events, or matters occurring at or prior to the latest of any such expiration, sale or discharge.
It is understood that if tax rates used to calculate income taxes which constitute Excluded Taxes under clause (1) of this definition are increased, the resulting increase will not be subject to reimbursement or indemnification by LRC. If, however, a change in Applicable Laws after the Effective Date, as applied to the transactions contemplated by the Operative Documents on a stand-alone basis, results in an increase in such income taxes for any reason other than an increase in the applicable tax rates (e.g., a disallowance of deductions that would otherwise be available against payments described in clause (1) of this definition), then for purposes of the Operative Documents, the term “Excluded Taxes” will not include the actual increase in such taxes attributable to the change. Accordingly, BNPPLC, BNPPLC’s Parent and any Participant may recover any such net increase from LRC pursuant to subparagraph 5(B) of the Lease.
It is also understood that nothing in this definition of “Excluded Taxes” will prevent any Original Indemnity Payment (as defined in subparagraph 5(C)(1) of the Lease) from being paid on an After Tax Basis.
          “Fed Funds Rate” means, for any period, a fluctuating interest rate (expressed as a per annum rate and rounded upwards, if necessary, to the next 1/16 of 1%) equal on each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the

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Federal Reserve Bank of New York, or, if such rates are not so published for any day which is a Business Day, the average of the quotations for each day during such period on such transactions received by BNPPLC’s Parent from three Federal funds brokers of recognized standing selected by BNPPLC’s Parent.
          “Funding Advances” means all advances made by BNPPLC’s Parent or any Participant to or on behalf of BNPPLC to allow BNPPLC to make the Initial Advance and to maintain its investment in the Property.
          “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements delivered by LRC to BNPPLC prior to the Effective Date, which are the subject of representations in subparagraph 2(A)(4) of the Closing Certificate.
          “Governmental Authority” means (1) the United States, the state, the county, the municipality, and any other political subdivision in which the Land is located, and (2) any other nation, state or other political subdivision or agency or instrumentality thereof having or asserting jurisdiction over LRC or the Property.
          “Hazardous Substance” means (i) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, regulated under, or otherwise classified pursuant to, any Environmental Laws as a “hazardous substance,” “hazardous material,” “hazardous waste,” “extremely hazardous waste or substance,” “infectious waste,” “toxic substance,” “toxic pollutant,” or any other formulation intended to define, list or classify substances by reason of deleterious properties, including ignitability, corrosiveness, reactivity, carcinogenicity, toxicity or reproductive toxicity; (ii) petroleum, any fraction of petroleum, natural gas, natural gas liquids, liquified natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), and ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iii) asbestos and any asbestos containing material; and (iv) any other material that, because of its quantity, concentration or physical or chemical characteristics, is the subject of regulation under Applicable Law or poses a significant present or potential hazard to human health or safety or to the environment if released into the workplace or the environment.
          “Hazardous Substance Activity” means any actual, proposed or threatened use, storage, holding, release (including any spilling, leaking, leaching, pumping, pouring, emitting, emptying, dumping, disposing into the environment, and the continuing migration into or through soil, surface water, groundwater or any body of water), discharge, deposit, placement, generation, processing, construction, treatment, abatement, removal, disposal, disposition, handling or transportation of any Hazardous Substance from, under, in, into or on the Property, including the movement or migration of any Hazardous Substance from surrounding property,

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surface water, groundwater or any body of water under, in, into or onto the Property and any resulting residual Hazardous Substance contamination in, on or under the Property. “Hazardous Substance Activity” also means any existence of Hazardous Substances on the Property that would cause the Property or the owner or operator thereof to be in violation of, or that would subject the Property to any remedial obligations under, any Environmental Laws, assuming disclosure to the applicable Governmental Authorities of all relevant facts, conditions and circumstances pertaining to the Property.
          “Improvements” means any and all (1) buildings and other real property improvements previously or hereafter erected on the Land, and (2) equipment (e.g., HVAC systems, elevators and plumbing fixtures) attached to the buildings or other real property improvements, the removal of which would cause structural or other material damage to the buildings or other real property improvements or would materially and adversely affect the value or use of the buildings or other real property improvements.
          “Indebtedness” of any Person means (without duplication of any item) Liabilities of such Person in any of the following categories:
          (A) Liabilities for borrowed money;
          (B) Liabilities constituting an obligation to pay the deferred purchase price of property or services;
          (C) Liabilities evidenced by a bond, debenture, note or similar instrument;
          (D) Liabilities which (1) would under GAAP be shown on such Person’s balance sheet as a liability, and (2) are payable more than one year from the date of creation thereof (other than reserves for taxes and reserves for contingent obligations);
          (E) Liabilities constituting principal under leases capitalized in accordance with GAAP;
          (F) Liabilities arising under conditional sales or other title retention agreements;
          (G) Liabilities owing under direct or indirect guaranties of Liabilities of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Liabilities of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Liabilities, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;

Common Definitions and Provisions Agreement (Fremont/Building #2) — Page 16

          (H) Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property, if such Liabilities arises out of or in connection with the sale or issuance of the same or similar securities or property;
          (I) Liabilities with respect to letters of credit or applications or reimbursement agreements therefor;
          (J) Liabilities with respect to payments received in consideration of oil, gas, or other commodities yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment);
          (K) Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor; or
          (L) Liabilities under any “synthetic” or other lease of property or related documents (including a separate purchase agreement) which obligate such Person or any of its Affiliates (whether by purchasing or causing another Person to purchase any interest in the leased property or otherwise) to guarantee a minimum residual value of the leased property to the lessor.
For purposes of this definition, the amount of Liabilities described in the last clause of the preceding sentence with respect to any lease classified according to GAAP as an “operating lease,” will equal the sum of (1) the present value of rentals and other minimum lease payments required in connection with such lease (calculated in accordance with SFAS 13 and other GAAP relevant to the determination of the whether such lease must be accounted for as an operating lease or capital lease), plus (2) the fair value of the property covered by the lease; except that such amount will not exceed the price, as of the date a determination of Indebtedness is required hereunder, for which the lessee can purchase the leased property pursuant to any valid ongoing purchase option if, upon such a purchase, the lessee will be excused from paying rentals or other minimum lease payments that would otherwise accrue after the purchase.
Notwithstanding the foregoing, the “Indebtedness” of any Person will not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 90 days past the original invoice or billing date therefor.
          “Initial Advance” means, collectively, all advances made by BNPPLC’s Parent (directly or through one or more of its Affiliates) or any Participants to or on behalf of BNPPLC on or

Common Definitions and Provisions Agreement (Fremont/Building #2) — Page 17

prior to the Effective Date to cover the purchase price payable by BNPPLC to the Prior Owner for its interest in the Land and Improvements and other Property and to cover the cost to BNPPLC of certain Transaction Expenses and other amounts confirmed in the Closing Letter.
          “Interested Party” means each of following Persons and their Affiliates: (1) BNPPLC and its successors and permitted assigns as to the Property or any part thereof or any interest therein, (2) BNPPLC’s Parent, and (3) the Participants; provided, however, none of the following Persons will constitute an Interested Party: (a) any Person to whom BNPPLC may transfer an interest in the Property by a conveyance that is not a Permitted Transfer and others that cannot lawfully claim an interest in the Property except through or under a transfer by such a Person, (b) LRC and its Affiliates, (c) any Person claiming through or under a conveyance made by LRC after any purchase by LRC of BNPPLC’s interest in the Property pursuant to the Purchase Agreement, or (d) any Applicable Purchaser designated by LRC under the Purchase Agreement who purchases the Property pursuant to a sale arranged by LRC and any Person that cannot lawfully claim an interest in the Property except through or under a conveyance from such an Applicable Purchaser.
          “Land” means the land described in Exhibit A attached to the Closing Certificate, the Lease and the Purchase Agreement.
          “Lease” means the Lease Agreement (Fremont/Building #2) dated as of the Effective Date between BNPPLC, as landlord, and LRC, as tenant, pursuant to which LRC has agreed to lease BNPPLC’s interest in the Property, as such Lease Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.
          “Lease Balance” means, as of any date, the amount equal to the sum of the Initial Advance, minus all funds actually received by BNPPLC and applied as Qualified Prepayments on or prior to such date. Under no circumstances will any payment of Base Rent or other Qualified Income Payments reduce the Lease Balance.
          “Lease Termination Damages” has the meaning indicated in subparagraph 14(A)(3)(c) of the Lease.
          “Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.
          “LIBID” means (1) for any period that is included in or coincides with a Base Rent Period, the per annum rate equal to LIBOR for such Base Rent Period, minus twelve and one-half basis points (12.5/100 of 1%); and (2) for each day after the last Base Rent Period, a per

Common Definitions and Provisions Agreement (Fremont/Building #2) — Page 18

annum rate equal to LIBOR for the LIBOR Period that includes such day, less twelve and one-half basis points (12.5/100 of 1%).
          “LIBOR” means, for any LIBOR Period, the per annum rate equal to:
          (a) the offered rate for deposits in U.S. dollars as of approximately 11:00 a.m., London time, on the day that is two London Banking Days (hereinafter defined) prior to the day upon which such LIBOR Period begins (the “Reset Date”), as reported:
          (1) on Reuters Screen LIBOR01 page (or any replacement page or pages on which London interbank rates of major banks for U.S. dollars are displayed) by the Reuters service; or
          (2) on Moneyline Telerate Page 3750, British Bankers Association Interest Settlement Rates, or another news page selected by BNPPLC’s Parent if the Reuters Screen LIBOR01 page is removed from the Reuters system or changed such that, in the opinion of BNPPLC’s Parent, the interest rates shown on it no longer represent the same kind of interest rates as when the Operative Documents were executed; or
          (b) if such offered rate is for any reason unavailable, the rate per annum determined by BNPPLC’s Parent on the basis of rates offered for deposits in U.S. dollars by four major banks in the London interbank market selected by BNPPLC’s Parent (“Reference Banks”) at approximately 11:00 a.m., London time, on the day that is two London Banking Days preceding the Reset Date to prime banks in the London interbank market for a period corresponding as nearly as possible to the applicable LIBOR Period. (If this clause (b) applies, BNPPLC’s Parent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two quotations are provided, “LIBOR” will be the arithmetic mean of the quotations. If, however, fewer than two quotations are provided, “LIBOR” will be the arithmetic mean of the rates quoted by major banks in New York selected by BNPPLC’s Parent, at approximately 11:00 a.m., New York time, on the Reset Date for loans in U.S. dollars to leading U.S. banks for a period corresponding as nearly as possible to the applicable LIBOR Period.)
As used in this definition, “London Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.
If for any reason BNPPLC determines that it is impossible or unreasonably difficult to determine LIBOR for any given LIBOR Period in accordance with the foregoing, then the “LIBOR” for that period will equal any published index or per annum interest rate determined in good faith by BNPPLC to be comparable to LIBOR at the beginning of the first day of that period. A

Common Definitions and Provisions Agreement (Fremont/Building #2) — Page 19

comparable interest rate might be, for example, the then existing yield on short term United States Treasury obligations (as compiled by and published in the then most recently published United States Federal Reserve Statistical Release H.15(519) or its successor publication), plus or minus a fixed adjustment based on BNPPLC’s comparison of past eurodollar market rates to past yields on such Treasury obligations.
          “LIBOR Election” means an election to have any Base Rent Period extend for approximately one month, two months, three months or six months. Subject to the limitations and qualifications set forth in this definition, LRC may make any Base Rent Period subject to a LIBOR Election by a notice given to BNPPLC in the form attached as Annex 1 at least five Business Days prior to the commencement of such Base Rent Period. After a LIBOR Election becomes effective, it will remain in effect for all subsequent Base Rent Periods until a different election is made in accordance with the provisions of this definition. (For purposes of the definition of Base Rent Periods above, a LIBOR Election for any Base Rent Period will also be considered the LIBOR Election in effect on the Effective Date or Base Rent Date upon which such Base Rent Period begins.) Notwithstanding the foregoing:
•	No LIBOR Election made by LRC will be effective or continue if it would cause a Base Rent Period to extend beyond the end of the scheduled Term.

•	Changes in any LIBOR Election initiated by LRC will become effective only upon the commencement of a new Base Rent Period.

•	If for any reason (including BNPPLC’s receipt of a notice from LRC purporting to make a LIBOR Election that is contrary to the foregoing provisions), BNPPLC is unable to determine with certainty whether a particular Base Rent Period is subject to a specific LIBOR Election of one month, two months, three months or six months, the LIBOR Period Election for that particular Base Rent Period will be one month.

•	If any Event of Default has occurred and is continuing on the third Business Day preceding the commencement of a particular Base Rent Period, then BNPPLC shall be entitled (but not required) to make a LIBOR Election for that Base Rent Period of one month, absent which the LIBOR Election for that Base Rent Period will be determined in accordance with the foregoing provisions.
          “LIBOR Period” means any Base Rent Period. It also means, for purposes of computing any interest that accrues after the last Base Rent Period as provided in subparagraph 3(D)(3) of the Purchase Agreement, any successive period that begins on the last day of a preceding LIBOR Period ends and ends on the first Business Day of the next following calendar month.
          “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title

Common Definitions and Provisions Agreement (Fremont/Building #2) — Page 20

retention agreement, any lease in the nature thereof, any agreement to sell receivables with recourse, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).
          “Liens Removable by BNPPLC” means, and is limited to, Liens encumbering the Property that are asserted (1) other than as contemplated in the Operative Documents, by BNPPLC itself or by BNPPLC’s Parent, (2) by third parties lawfully claiming through or under BNPPLC, or (3) by third parties claiming under a deed or other instrument duly executed by BNPPLC; provided, however, Liens Removable by BNPPLC will not include (A) any Permitted Encumbrances (regardless of whether claimed through or under BNPPLC), (B) the Operative Documents or any other document executed by BNPPLC with the knowledge of (and without objection by) LRC or LRC’s counsel contemporaneously with the execution and delivery of the Operative Documents, (C) Liens which are neither lawfully claimed through or under BNPPLC (as described above) nor claimed under a deed or other instrument duly executed by BNPPLC, (D) Liens claimed by LRC or claimed through or under a conveyance made by LRC, (E) Liens arising because of BNPPLC’s compliance with Applicable Law, the Operative Documents, Permitted Encumbrances or any request made by LRC, (F) Liens securing the payment of property taxes or other amounts assessed against the Property by any Governmental Authority, (G) Liens resulting from or arising or asserted in connection with any breach by LRC of the Operative Documents; or (H) Liens resulting from or arising in connection with any Permitted Transfer that occurs after any Designated Sale Date upon which, for any reason, LRC or any Applicable Purchaser does not purchase BNPPLC’s interest in the Property pursuant to the Purchase Agreement for a price (when taken together with any Supplemental Payment paid by LRC pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.
          “Local Impositions” means all sales, excise, ad valorem, gross receipts, business, transfer, stamp, occupancy, rental and other taxes (other than taxes on net income and corporate franchise taxes), levies, fees, charges, surcharges, assessments, interest, additions to tax, or penalties imposed by the State of California or any agency or political subdivision thereof upon BNPPLC or any owner of the Property or any part of or interest in the Property because of (i) the Lease or other Operative Documents, (ii) the status of record title to the Property, (iii) the ownership, leasing, occupancy, sale or operation of the Property or any part thereof or interest therein, or (iv) the Permitted Encumbrances; excluding, however, Excluded Taxes. “Local Impositions” will include any real estate taxes imposed because of a change of use or ownership of the Property resulting from, or occurring on or prior to the date of, any sale by BNPPLC pursuant to the Purchase Agreement.
          “Losses” means the following: any and all losses, liabilities, damages (whether actual, consequential, punitive or otherwise denominated), demands, claims, administrative or legal proceedings, actions, judgments, causes of action, assessments, fines, penalties, costs of settlement and other costs and expenses (including Attorneys’ Fees and the fees of outside

Common Definitions and Provisions Agreement (Fremont/Building #2) — Page 21

accountants and environmental consultants), of any and every kind or character, foreseeable and unforeseeable, liquidated and contingent, proximate and remote, known and unknown.
          “LRC” means Lam Research Corporation, a Delaware corporation.
          “Material Adverse Effect” means a material adverse effect on (a) the assets, operations, financial condition or businesses of LRC, (b) the ability of LRC to perform any of its obligations under the Operative Documents, (c) the rights of or benefits available to BNPPLC or BNPPLC’s Parent or the Participants under the Operative Documents, (d) the value, utility or useful life of the Property or (e) the priority, perfection or status of any of BNPPLC’s interests in the Property or in any of the Operative Documents.
          “Minimum Insurance Requirements” means the insurance requirements outlined in Annex 2 attached to this Agreement.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA to which contributions have been made by LRC or any ERISA Affiliate during the preceding six years and which is covered by Title IV of ERISA.
          “Operative Documents” means the following documents executed by LRC and BNPPLC: (1) Closing Certificate, (2) the Lease, (3) the Pledge Agreement, (4) the Purchase Agreement, (5) this Common Definitions and Provisions Agreement, (6) the Closing Letter, (7) the Memorandum (Short Form) of Lease (Fremont/Building #2) dated as of the Effective Date, (8) the Memorandum of Agreement Regarding Purchase and Remarketing Options (Fremont/Building #2) dated as of the Effective Date, (9) financing statements filed to give notice of or perfect BNPPLC’s rights or interests under any of the foregoing Operative Documents, and (10) all Deposit Taker’s Agreement executed by LRC and BNPPLC as provided in the Pledge Agreement.
          “Participant” means any Person other than BNPPLC that from time to time, by executing the Participation Agreement or supplements as contemplated therein, becomes a party to the Participation Agreement and thereby agrees to participate in all or some of the risks and rewards to BNPPLC of the Operative Documents; provided, however, no such Person will qualify as a Participant for purposes of the Operative Documents unless such Person is approved to be a Participant by LRC. As of the Effective Date, the only Participant is ABN AMRO BANK, N.V., which has been approved by LRC and is executing the Participation Agreement contemporaneously with the execution of the Operative Documents. LRC has also approved Royal Bank of Scotland as bank who may become a Participant. In addition to ABN AMRO BANK, N.V. and Royal Bank of Scotland, others Persons approved by LRC may from time to time agree with BNPPLC to share in the risks and rewards of the Operative Documents by executing supplements to the Participation Agreement. LRC will not unreasonably withhold or delay any approval required for any prospective Participant which is an Eligible Financial

Common Definitions and Provisions Agreement (Fremont/Building #2) — Page 22

Institution. However, as to any prospective Participant (other than Royal Bank of Scotland) that is not an Eligible Financial Institution, LRC may withhold such approval in its sole discretion. Further, it is understood that if giving such approval will increase LRC’s liability for withholding taxes or other taxes not constituting Excluded Taxes under tax laws or regulations then in effect, LRC may reasonably refuse to give such approval.
          “Participation Agreement” means the Participation Agreement (Fremont/Building #2) between BNPPLC and ABN AMRO BANK, N.V. dated as of the Effective Date, pursuant to which ABN AMRO BANK, N.V. has agreed to participate in the risks and rewards to BNPPLC of the Operative Documents, as such Participation Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.
          “Permitted Encumbrances” means (i) the encumbrances and other matters affecting the Property that are set forth in Exhibit B attached to the Closing Certificate, (ii) any easement agreement or other document affecting title to the Property executed by BNPPLC at the request of or with the consent of LRC, (iii) any Liens securing the payment of Local Impositions which are not delinquent or claimed to be delinquent or which are being contested in accordance with subparagraph 5(A) of the Lease, (iv) statutory liens, if any, in the nature of contractors’, mechanics’ or materialmen’s liens for amounts not past due or claimed to be past due for more than thirty days.
          “Permitted Hazardous Substance Use” means the use, generation, storage and offsite disposal of Permitted Hazardous Substances in strict accordance with applicable Environmental Laws and with due care given the nature of the Hazardous Substances involved; provided, the scope and nature of such use, generation, storage and disposal will not:
          (1) exceed that reasonably required for the use and operation of the Property for the purposes expressly permitted under subparagraph 2(A) of the Lease; or
          (2) include any disposal, discharge or other release of Hazardous Substances from the Property in any manner that might allow such substances to reach surface water or groundwater, except (i) through a lawful and properly authorized discharge (A) to a publicly owned treatment works or (B) with rainwater or storm water runoff in accordance with Applicable Laws and any permits obtained by LRC that govern such runoff; or (ii) any such disposal, discharge or other release of Hazardous Substances for which no permits are required and which are not otherwise regulated under applicable Environmental Laws.
Further, notwithstanding anything to the contrary herein contained, Permitted Hazardous Substance Use will not include any use of the Property (including as a landfill, incinerator or other waste disposal facility) in a manner that requires a treatment, storage or disposal permit under the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil

Common Definitions and Provisions Agreement (Fremont/Building #2) — Page 23

Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984.
          “Permitted Hazardous Substances” means Hazardous Substances used and reasonably required for the use and operation of the Property by LRC and its permitted subtenants and assigns for the purposes expressly permitted by subparagraph 2(A) of the Lease, in either case in compliance with all Environmental Laws and with due care given the nature of the Hazardous Substances involved. Without limiting the generality of the foregoing, Permitted Hazardous Substances will include usual and customary office and janitorial products.
          “Permitted Transfer” means any of the following:
          (1) any assignment or conveyance by BNPPLC requested by LRC or required by any Permitted Encumbrance, by the Purchase Agreement or by Applicable Laws;
          (2) the creation or conveyance by BNPPLC of rights and interests in favor of Participants pursuant to the Participation Agreement;
          (3) any lien, security interest or assignment covering the Property or the Rents which is granted by BNPPLC in favor of Participants or an agent appointed for them to secure their rights under the Participation Agreement, and any subsequent assignment or conveyance made to accomplish a foreclosure of such lien or security interest; provided, however, that in each case such lien, security interest or assignment and such subsequent assignment or conveyance made to accomplish a foreclosure must be expressly subject and subordinate to the Operative Documents and all rights of LRC under the Operative Documents, including its Purchase Option under the Purchase Agreement;
          (4) any conveyance to BNPPLC’s Parent or to any Qualified Affiliate of BNPPLC of all or any interest in or rights with respect to the Property or any portion thereof; provided, however, that any such conveyance must be expressly subject and subordinate to the Operative Documents and all rights of LRC under the Operative Documents, including its Purchase Option under the Purchase Agreement; and
          (5) any assignment or conveyance after a Designated Sale Date on which LRC does not purchase or cause an Applicable Purchaser to purchase BNPPLC’s interest in the Property.
          “Person” means an individual, a corporation, a partnership, a limited liability company, an unincorporated organization, an association, a joint stock company, a joint venture, a trust, an estate, a government or agency or political subdivision thereof or other entity, whether acting in an individual, fiduciary or other capacity.

Common Definitions and Provisions Agreement (Fremont/Building #2) — Page 24

          “Personal Property” has the meaning indicated on page 2 of the Lease.
          “Plan” means any employee benefit or other plan established or maintained, or to which contributions have been made, by LRC or any ERISA Affiliate during the preceding six years and which is covered by Title IV of ERISA, including any Multiemployer Plan.
          “Pledge Agreement” means the Pledge Agreement (Fremont/Building #2) dated as of the Effective Date executed by LRC and BNPPLC, as such Pledge Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.
          “Prime Rate” means the prime interest rate or equivalent charged by BNPPLC’s Parent in the United States of America as announced or published by BNPPLC’s Parent from time to time, which need not be the lowest interest rate charged by BNPPLC’s Parent. If for any reason BNPPLC’s Parent does not announce or publish a prime rate or equivalent, the prime rate or equivalent announced or published by either CitiBank, N.A. or any New York branch or office of Credit Commercial de France as selected by BNPPLC will be used to compute the rate describe in the preceding sentence. The prime rate or equivalent announced or published by such bank need not be the lowest rate charged by it. The Prime Rate may change from time to time after the Effective Date without notice to LRC as of the effective time of each change in rates described in this definition.
          “Prior Owner” means SELCO Service Corporation, an Ohio corporation doing business in California as “Ohio SELCO Service Corporation”, which is at the request and direction of LRC conveying the Property to BNPPLC contemporaneously with the execution of the Operative Documents.
          “Property” means the Personal Property and the Real Property, collectively.
          “Purchase Agreement” means the Agreement Regarding Purchase and Remarketing Options (Fremont/Building #2) dated as of the Effective Date between BNPPLC and LRC, as such agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.
          “Purchase Option” has the meaning indicated in the Purchase Agreement.
          “Qualified Affiliate” means any Person that, like BNPPLC, (i) is one hundred percent (100%) owned, directly or indirectly, by BNPPLC’s Parent or any successor of such bank, (ii) can make (and has in writing made) the same representations to LRC that BNPPLC has made in subparagraphs 4(A) and 4(B) of the Closing Certificate (excluding subparagraph 4(B)(1) of the Closing Certificate), and (iii) is an entity organized under the laws of the State of Delaware or another state within the United States of America.

Common Definitions and Provisions Agreement (Fremont/Building #2) — Page 25

          “Qualified Income Payments” means: (A) Base Rent; (B) payments of the following made to BNPPLC to satisfy the Lease: the Arrangement Fee, Administrative Fees, Increased Cost Charges and Capital Adequacy Charges; (C) any interest paid to BNPPLC or any Participant pursuant to subparagraph 3(G) of the Lease; and (D) payments by BNPPLC to Participants required under the Participation Agreements because of BNPPLC’s receipt of payments described in the preceding clauses (A) through (C).
          “Qualified Prepayments” means any payments received by BNPPLC from time to time during the Term (1) under any property insurance policy as a result of damage to the Property, (2) as compensation for any restriction placed upon the use or development of the Property or for the condemnation of the Property or any portion thereof, (3) because of any judgment, decree or award for injury or damage to the Property, or (4) under any title insurance policy or otherwise as a result of any title defect or claimed title defect with respect to the Property. For the purposes of determining the amount of any Qualified Prepayment and other amounts dependent upon Qualified Prepayments (e.g., the Lease Balance and the Break Even Price):
          (i) there will be deducted all expenses and costs of every kind, type and nature (including taxes and Attorneys’ Fees) incurred by BNPPLC with respect to the collection or application of such payments;
          (ii) Qualified Prepayments will not include any payment to BNPPLC by any Participant or Affiliate of BNPPLC that is made to compensate BNPPLC for the Participant’s or Affiliate’s share of any Losses BNPPLC may incur as a result of any of the events described in the preceding clauses (1) through (4);
          (iii) Qualified Prepayments will not include any payments received by BNPPLC that BNPPLC has paid or is obligated to pay to LRC for the repair, restoration or replacement of the Property or that BNPPLC is holding as Escrowed Proceeds in accordance with Paragraph 9 of the Lease or other provisions of the Operative Documents; and
          (iv) in no event will interest that accrues under the Purchase Agreement on a past due Supplemental Payment constitute a Qualified Prepayment.
For purposes of computing the total Qualified Prepayments (and other amounts dependent upon Qualified Prepayments, such as the Lease Balance and the Break Even Price) paid to or received by BNPPLC as of any date, payments described in the preceding clauses (1) through (4) will be considered as Escrowed Proceeds, not Qualified Prepayments, until they are actually applied as Qualified Prepayments by BNPPLC as provided in Paragraph 9 of the Lease.
“Real Property” has the meaning indicated on page 2 of the Lease.

Common Definitions and Provisions Agreement (Fremont/Building #2) — Page 26

          “Remedial Work” means any investigation, monitoring, clean-up, containment, remediation, removal, payment of response costs, or restoration work and the preparation and implementation of any closure or other required remedial plans that any governmental agency or political subdivision requires or approves (or could reasonably be expected to require if it was aware of all relevant circumstances concerning the Property), whether by judicial order or otherwise, because of the presence of or suspected presence of Hazardous Substances in, on, under or about the Property or because of any prior Hazardous Substance Activity.
          “Rent” means Base Rent and Additional Rent. The term “Rent” does not include any Supplemental Payment required by the Purchase Agreement.
          “Responsible Financial Officer” means the chief financial officer, the controller, the treasurer or the assistant treasurer of LRC.
          “Royal Bank of Scotland” means The Royal Bank of Scotland Group plc or any of its Affiliates.
          “Secured Spread” means forty basis points (40/100 of 1%).
          “Subsidiary” means, with respect to any Person, any Affiliate of which at least a majority of the securities or other ownership interests having ordinary voting power then exercisable for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person.
          “Supplemental Payment” has the meaning indicated in the Purchase Agreement.
          “Supplemental Payment Obligation” has the meaning indicated in the Purchase Agreement.
          “Term” has the meaning indicated in subparagraph 1(A) of the Lease.
          “Transaction Expenses” means costs incurred in connection with the preparation and negotiation of the Operative Documents and related documents and the consummation of the transactions contemplated therein.
          “Unfunded Benefit Liabilities” means, with respect to any Plan, the amount (if any) by which the present value of all benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the Plan exceeds the market value of all Plan assets allocable to such benefit liabilities, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of LRC or any ERISA Affiliate under Title IV of ERISA.

Common Definitions and Provisions Agreement (Fremont/Building #2) — Page 27

          “Unsecured Spread” means one hundred basis points (1%).
ARTICLE II — SHARED PROVISIONS
          The following provisions will apply to and govern the construction of this Agreement and the other Operative Documents (including attachments), except to the extent (if any) a clear, contrary intent is expressed herein or therein:
          1. Notices. Any provision of (1) any of the Operative Documents, (2) any other document which references this provision for purposes of establishing notice requirements (in this provision, a “Related Document”), or (3) any Applicable Law, that makes reference to any required payment from LRC to BNPPLC or that makes reference to the sending, mailing or delivery of any notice or demand will be subject to the following provisions (except that any notice given by BNPPLC to satisfy any statutory requirement, including any notice of eviction or foreclosure, will be considered sufficient if it satisfies the statutory requirements applicable to the notice, regardless of whether the notice or payment satisfies the following provisions):
          (i) All Rent and other amounts required to be paid by LRC to BNPPLC must be paid to BNPPLC in immediately available funds by wire transfer to:
                                             Federal Reserve Bank of New York
                                             ABA 026007689 BNP Paribas
                                             /BNP/ BNP New York
                                             /AC/ 0020-517000-070-78
                                             /Ref/ Lam Research Corporation/Building #2 Lease
or at such other place and in such other manner as BNPPLC may designate in a notice to LRC.

Common Definitions and Provisions Agreement (Fremont/Building #2) — Page 28

          (ii) All notices, demands, approvals, consents and other communications to be made under any Operative Document or Related Document to or by the parties thereto must, to be effective for purposes thereof, be in writing. Notices, demands and other communications required or permitted under any Operative Document or Related Document must be given by any of the following means: (A) personal service (including local and overnight courier), with proof of delivery or attempted delivery retained; (B) electronic communication, whether by electronic mail or telecopying (if confirmed in writing sent by United States first class mail, return receipt requested); or (C) registered or certified first class mail, return receipt requested. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice or other communication sent pursuant to clause (A) or (B) hereof will be deemed received upon such personal service or upon dispatch by electronic means, and, if sent pursuant to clause (C) will be deemed received five days following deposit in the mail. Notices, demands and other communications required or permitted by any Related Document are to be sent to the addresses set forth therein; and notices, demands and other communications required or permitted by under any Operative Document are to be sent to the following addresses (or in the case of communications to Participants, at the addresses set forth in Schedule 1 to the Participation Agreement):
                                             Address of BNPPLC:
                                             BNP Paribas Leasing Corporation
                                             12201 Merit Drive, Suite 860
                                             Dallas, Texas 75251
                                             Attention: Lloyd G. Cox, Managing Director
                                             Telecopy: (972) 788-9140
                                             Email: lloyd.cox@americas.bnpparibas.com
                                             Address of LRC:
                                             Lam Research Corporation
                                             4300 Cushing Parkway
                                             Fremont, California 94538
                                             Attention: Roch LeBlanc, Treasurer
                                             Telecopy: (512) 572-1586
                                             Email: Roch.Leblanc@lamrc.com

Common Definitions and Provisions Agreement (Fremont/Building #2) — Page 29

                                             with a copy to:
                                             Lam Research Corporation
                                             4300 Cushing Parkway
                                             Fremont, California 94538
                                             Attention: George Schisler, Director of General Legal Services
                                             Telecopy: (510) 572-2876
                                             Email: George.Schisler@lamrc.com
However, any party to any Operative Document or Related Document may change its address above or in the Related Document, as applicable, by written notice to the other parties to such Operative Document or Related Document given in accordance with this provision.
          2. Severability. If any term or provision of any Operative Document or the application thereof is to any extent held by a court of competent jurisdiction to be invalid and unenforceable, the remainder of such document, or the application of such term or provision other than to the extent to which it is invalid or unenforceable, will not be affected thereby.
          3. No Merger. There will be no merger of the Lease or of the leasehold estate created by the Lease or of the mortgage and security interest granted in subparagraph 4(C)(1) of the Lease with any other interest in the Property by reason of the fact that the same person may acquire or hold, directly or indirectly, the Lease or the leasehold estate created thereby or such mortgage and security interest and any other interest in the Property, unless all Persons with an interest in the Property that would be adversely affected by any such merger specifically agree in writing that such a merger has occurred. There will be no merger of the Purchase Agreement or of the purchase options or obligations created by the Purchase Agreement with any other interest in the Property by reason of the fact that the same person may acquire or hold, directly or indirectly, the rights and options granted by the Purchase Agreement and any other interest in the Property, unless all Persons with an interest in the Property that would be adversely affected by any such merger specifically agree in writing that such a merger has occurred.
          4. No Implied Waiver. The failure of any party to any Operative Document to insist at any time upon the strict performance of any covenant or agreement therein or to exercise any option, right, power or remedy contained therein will not be construed as a waiver or a relinquishment thereof for the future. The waiver of or redress for any breach of any Operative Document by any party thereto will not prevent a similar subsequent act from constituting a violation. Any express waiver of any provision of any Operative Document will affect only the term or condition specified in such waiver and only for the time and in the manner specifically stated therein. No waiver by any party to any Operative Document of any provision therein will be deemed to have been made unless expressed in writing and signed by the party to be bound by the waiver. A receipt by any party to any Operative Document of any payment thereunder (including the receipt by BNPPLC of any Rent paid under the Lease) with knowledge of the

Common Definitions and Provisions Agreement (Fremont/Building #2) — Page 30

breach by another party of any covenant or agreement contained in that or any other Operative Document will not be deemed a waiver of such breach.
          5. Entire and Only Agreements. The Operative Documents supersede any prior negotiations and agreements between BNPPLC and LRC concerning the Property, and no amendment or modification of any Operative Document will be binding or valid unless expressed in a writing executed by all parties to such Operative Document.
          6. Binding Effect. Except to the extent, if any, expressly provided to the contrary in any Operative Document with respect to assignments thereof, all of the covenants, agreements, terms and conditions to be observed and performed by the parties to the Operative Documents will be applicable to and binding upon their respective successors and, to the extent assignment is permitted thereunder, their respective assigns.
          7. Time is of the Essence. Time is of the essence as to all obligations created by the Operative Documents and as to all notices expressly required by the Operative Documents.
          8. Governing Law. Each Operative Document will be governed by and construed in accordance with the laws of the State of California without regard to conflict or choice of laws principles that might require the application of the laws of another jurisdiction.
          9. Paragraph Headings. The paragraph and section headings contained in the Operative Documents are for convenience only and will in no way enlarge or limit the scope or meaning of the various and several provisions thereof.
          10. Negotiated Documents. All parties to each Operative Document and their counsel have reviewed and revised or requested revisions to such Operative Document, and the usual rule of construction that any ambiguities are to be resolved against the drafting party will not apply to the construction or interpretation of any Operative Documents or any amendments thereof.
          11. Terms Not Expressly Defined in an Operative Document. As used in any Operative Document, a capitalized term that is not defined therein or in this Agreement, but is defined in another Operative Document, will have the meaning ascribed to it in the other Operative Document.
          12. Other Terms and References. Words of any gender used in each Operative Document will be held and construed to include any other gender, and words in the singular number will be held to include the plural and vice versa, unless the context otherwise requires. References in any Operative Document to Paragraphs, subparagraphs, Sections, subsections or other subdivisions refer to the corresponding Paragraphs, subparagraphs, Sections, subsections or subdivisions of that Operative Document, unless specific reference is made to another document or instrument. References in any Operative Document to any Schedule or Exhibit refer

Common Definitions and Provisions Agreement (Fremont/Building #2) — Page 31

to the corresponding Schedule or Exhibit attached to that Operative Document, which are made a part thereof by such reference. All capitalized terms used in each Operative Document which refer to other documents will be deemed to refer to such other documents as they may be renewed, extended, supplemented, amended or otherwise modified from time to time, provided such documents are not renewed, extended or modified in breach of any provision contained in the Operative Documents or, in the case of any other document to which BNPPLC or LRC is a party or intended beneficiary, without its consent. All accounting terms used but not specifically defined in any Operative Document will be construed in accordance with GAAP. The words “this [Agreement]”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import when used in each Operative Document refer to that Operative Document as a whole and not to any particular subdivision unless expressly so limited. The phrases “this Paragraph”, “this subparagraph”, “this Section”, “this subsection” and similar phrases used in any Operative Document refer only to the Paragraph, subparagraph, Section, subsection or other subdivision described in which the phrase occurs. As used in the Operative Documents the word “or” is not exclusive, and the words “include”, “including” and similar terms will be construed as if followed by “without limitation to”. Relative to the determination of the beginning and end of any time period for which any payment may be required or accrue, the word “from” means “from and including”, and the word “to” means “to but excluding”. Similarly, relative to any such determination, the words “begin on” means “begin on and include”, and the words “end on” means “end on but not include”. The rule of ejusdem generis will not be applied to limit the generality of a term in any of the Operative Documents when followed by specific examples. When used to qualify any representation or warranty made by a Person, the phrases “to the knowledge of [such Person]” or “to the best knowledge of [such Person]” are intended to mean only that such Person does not have knowledge of facts or circumstances which make the representation or warranty false or misleading in some material respect; such phrases are not intended to suggest that the Person does indeed know the representation or warranty is true.
          13. Execution in Counterparts. To facilitate execution, each of the Operative Documents may be executed in multiple identical counterparts. It will not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts, taken together, will collectively constitute a single instrument. But it will not be necessary in making proof of any of the Operative Documents to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties to such document. Any signature page may be detached from one counterpart and then attached to a second counterpart with identical provisions without impairing the legal effect of the signatures on the signature page. Signing and sending a counterpart (or a signature page detached from the counterpart) by facsimile or other electronic means to another party will have the same legal effect as signing and delivering an original counterpart to the other party. A copy (including a copy produced by facsimile or other electronic means) of any signature page that has been signed by or on behalf of a party to any of the Operative Documents will be as effective as the original signature page for the purpose of proving such party’s agreement to be bound.

Common Definitions and Provisions Agreement (Fremont/Building #2) — Page 32

          14. Not a Partnership, Etc. Nothing in any Operative Document is intended to create any partnership, joint venture, or other joint enterprise between BNPPLC and LRC.
          15. No Fiduciary Relationship Intended. Neither the execution of the Operative Documents or other documents referenced in this Agreement nor the administration thereof by BNPPLC will create any fiduciary obligations of BNPPLC or any other Interested Party to LRC. Moreover, BNPPLC and LRC disclaim any intent to create any fiduciary or special relationship between themselves under or by reason of the Operative Documents or the transactions described therein or any other documents or agreements referenced therein.
[The signature pages follow.]

Common Definitions and Provisions Agreement (Fremont/Building #2) — Page 33

          IN WITNESS WHEREOF, this Common Definitions and Provisions Agreement (Fremont/Building #2) is executed to be effective as of December 21, 2007.

BNP PARIBAS LEASING CORPORATION, a Delaware corporation
By:	/s/ Lloyd G. Cox
Lloyd G. Cox, Managing Director

Common Definitions and Provisions Agreement (Fremont/Building #2) — Signature Page

[Continuation of signature pages for Common Definitions and Provisions Agreement (Fremont/Building #2) dated as of December 21, 2007]

LAM RESEARCH CORPORATION, a Delaware corporation
By:	/s/ Roch LeBlanc
Roch LeBlanc, Treasurer

Annex 1
Notice of LIBOR Election
[Date]
BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox, Managing Director
Gentlemen:
          Capitalized terms used in this letter are intended to have the meanings assigned to them in the Common Definitions and Provisions Agreement (Fremont/Building #2) dated as of December 21, 2007, between you, BNP Paribas Leasing Corporation, and the undersigned, Lam Research Corporation (the “Common Definitions and Provisions Agreement”). This letter constitutes notice of our election to make the first Base Rent Period beginning on or after                     , 200___ subject to a LIBOR Election of                      month(s).
          We understand that until a different election becomes effective as provided in definition of “LIBOR Election” in the Common Definitions and Provisions Agreement, all subsequent Base Rent Periods will also be subject to the same LIBOR Election.
NOTE: YOU ARE ENTITLED TO DISREGARD THIS NOTICE IF THE NUMBER OF MONTHS SPECIFIED ABOVE IS NOT A PERMITTED NUMBER UNDER THE DEFINITION OF “LIBOR ELECTION” IN THE COMMON DEFINITIONS AND PROVISIONS AGREEMENT, OR IF THE DATE SPECIFIED ABOVE CONCERNING THE COMMENCEMENT OF THE LIBOR ELECTION IS LESS THAN FIVE BUSINESS DAYS AFTER YOUR RECEIPT OF THIS NOTICE. HOWEVER, WE ASK THAT YOU NOTIFY US IMMEDIATELY IF FOR ANY REASON YOU BELIEVE THIS NOTICE IS DEFECTIVE.

LAM RESEARCH CORPORATION, a Delaware corporation
By:
Name:
Title:

Annex 2
Minimum Insurance Requirements
1. Definitions. For purposes of this Annex and the Agreement to which it is attached AISO@ means Insurance Services Office.
2. Basic Understandings Regarding Insurance. LRC represents, acknowledges and agrees that:
The insurance coverages required herein represent minimum requirements of BNPPLC and other Interested Parties and are not to be construed to void or limit LRC’s indemnities or other agreements in the Agreement to which this Annex is attached or in any other Operative Document, nor do the coverages required herein represent in any manner a determination of the insurance coverages LRC should or should not maintain for its own protection.
3. Conditions Affecting All Insurance Required Herein.
A.	Maintenance of Insurance. All insurance coverage will be maintained in effect with limits not less than those set forth below at all times during the term of the Agreement to which this Annex is attached, and the policies under which such coverage is provided will contain no endorsements that limit or exclude coverages in any manner which is inconsistent with these requirements.

B.	Status and Rating of Insurance Company. All insurance coverage will be written through insurance companies admitted to do business in the State of California and rated upon each renewal no less than A-: VII in the then most current edition of A. M. Best’s Key Rating Guide.

C.	Limits of Liability. The limits of liability may be provided by a single policy of insurance or by a combination of primary and umbrella/excess policies, but in no event will the total limits of liability available for any one occurrence or accident be less than the amount required herein.

D.	Claims Against Aggregate. BNPPLC must be notified in writing by LRC at BNPPLC’s address set forth herein immediately upon knowledge of possible damage claims that might cause a reduction below seventy-five percent (75%) of any aggregate limit of any policy required herein.

Annex 2 — Page 1

E.	Notice of Cancellation, Nonrenewal, or Material Reduction in Coverage. LRC will not cancel, fail to renew, or make or permit any material reduction in any of the policies or certificates described herein without the prior written consent of BNPPLC.

All insurance policies under which BNPPLC is required to be an additional insured or loss payee must include the following express provision or words of like effect:
In the event of cancellation, non-renewal or material reduction in coverage affecting the [the additional insured/loss payee], thirty days’ prior written notice will be given to the [the additional insured/loss payee].
F.	Additional Insured Status. Additional insured status will be provided in favor of BNPPLC and other Interested Parties on all insurance required herein except workers’ compensation and employer’s liability. Additional insured status on the general liability insurance will be provided by a form of policy endorsement that does not limit the coverage provided thereunder to BNPPLC (or any party required by the Operative Documents to be an additional insured) by reason of its negligent acts or omissions (sole or otherwise) on or about the Property or by reason of other insurance available to it. Further, such endorsement must not limit coverage in favor of any additional insured to claims for which a primary insured has agreed to indemnify the additional insured.

G.	Waiver of Subrogation. All insurance coverage carried by LRC with respect to the Property, whether required herein or not, will provide a waiver of subrogation in favor of BNPPLC and other Interested Parties in regard to all occurrences on or about the Property.

H.	Primary Liability. All insurance coverage required herein will be primary to all other insurance available to BNPPLC and other Interested Parties, collectively or individually, with BNPPLC and other Interested Parties’ insurance being excess, secondary and non-contributing. Where necessary, coverage will be endorsed to provide such primary liability.

I.	Deductible/Retention. No insurance required herein will contain a deductible or self-insured retention in excess of the amounts outlined in Part 7.E below, unless BNPPLC has given its prior written approval of a higher deductible or self-insured retention. All deductibles and/or retentions will be paid by, assumed by, for the account of, and at LRC’s sole risk.

Annex 2 — Page 2

4. Commercial General Liability Insurance.
A.	Coverage: Commercial general liability insurance will cover liability arising from any occurrence on or about the Land or from any operations conducted on or about the Land, including but not limited to tort liability assumed under any of the Operative Documents. Further, defense will be provided as an additional benefit and not included within the limit of liability.

B.	Form: Commercial General Liability Occurrence form (ISO CG 0001 dated 12 04, or an equivalent substitute form providing the same or greater coverage, and in any case written to provide primary coverage to BNPPLC as provided in Part 3.H. above).

C.	Amount of Insurance: Coverage will be provided with limits of not less than:

i.	Each Occurrence Limit	$1,000,000
ii.	General Aggregate Limit	$2,000,000
iii.	Product-Completed Operations Aggregate Limit	$2,000,000
iv.	Personal and Advertising Injury Limit	$1,000,000
D.	Required Endorsements:

i.	Additional Insured.	status as required in 3.F., above.
ii.	[intentionally deleted]
iii.	[intentionally deleted]
iv.	Notice of Cancellation, Nonrenewal or
v.	Reduction in Coverage: [intentionally deleted]	as required in 3.E., above.
vi.	Primary Liability:	as required in 3.H., above.
vii.	Waiver of Subrogation:	as required in 3.G., above.
5. Workers’ Compensation/Employer’s Liability Insurance.
A.	Coverage: Such insurance will cover liability arising out of LRC’s employment of workers and anyone for whom LRC may be liable for workers’ compensation claims.

B.	Amount of Insurance: Coverage will be provided with a limit of not less than:

i.	Workers’ Compensation:	Statutory limits.
ii.	Employer’s Liability:	$1,000,000 each accident and each disease.

Annex 2 — Page 3

6. Umbrella/Excess Liability Insurance.
     A. Coverage: Such insurance will be excess over and be no less broad than all coverages described above and will include a drop-down provision if commercially available.
     B. Form: This policy will have the same inception and expiration dates as the commercial general liability insurance required above or a nonconcurrency endorsement.
     C. Amount of Insurance: Coverage will be provided with a limit of not less than $20,000,000.
7. Property Insurance.
     A Insureds: Property insurance protection will extend to BNPPLC as a Named Insured or as the loss payee; and the policy will be modified if necessary so that the protection afforded to BNPPLC not be reduced or impaired by acts or omissions of LRC or any other beneficiary or insured. Such modification of the policy may be by endorsement comparable to a standard mortgagee clause; not limited, however, by its terms to BNPPLC ‘s rights “as a mortgagee” and not conditioned upon rights of the insurer to be subrogated to BNPPLC’s rights under the Operative Documents in the event of a payment of insurance proceeds to BNPPLC.
     B. Covered Property: Such insurance will cover all Improvements and any equipment made or to be made a permanent part of the Property.
     C. Form: Coverage will be in “special form” (with coverages at least comparable to the forms of property insurance formerly called “all risk”) and will include theft and flood and be provided on a completed-value basis with no co-insurance provision. No protective safeguard warranty will be permitted. If required during any period of construction to prevent a loss or impairment of coverage, coverage will be provided under a builder’s risk policy, with an endorsement to the termination of coverage provision to permit occupancy of the covered property.
     D. Amount of Insurance: Coverage will be provided in an amount equal at all times to the full replacement value and debris removal exclusive of land, foundation, footings, excavations and grading.
     E. Deductibles. Deductibles will not exceed the following:

Annex 2 — Page 4

i.	All Risks of Direct Damage, Per Occurrence, except flood:	$500,000
ii.	Delayed Opening Waiting Period:	15 Days
iii.	Flood, Per Occurrence:	$500,000 or excess of NFIP if in Flood Zone A
     F. Termination of Coverage: The termination of coverage provision will be endorsed to permit occupancy of the covered property being constructed. This insurance will be maintained in effect, unless otherwise provided for the Operative Documents, until the earliest of the following dates:
i.	the date on which all persons and organizations who are insureds under the policy agree that it is terminated;

ii.	any termination or expiration of the Lease upon the Designated Sale Date, which is the date upon which final payment is expected under the Operative Documents; or

iii.	the date on which the insurable interests in the Covered Property of all insureds other than LRC have ceased;
     G. Waiver of Subrogation: The waiver of subrogation provision will be endorsed as follows:
Should a covered loss be subrogated, either in whole or in part, your rights to any recovery will come first, and we will be entitled to a recovery only after you have been fully compensated for the loss.
     H. Required Endorsements and Minimum Sublimits. All property insurance policies must include endorsements and minimum sublimits as necessary to provide coverages not significantly less than the coverages maintained by LRC under policies covering other significant properties owned or occupied by LRC. (Note: For purposes of comparing minimum sublimits required by the preceding sentence, dollar amounts will be considered as percentages of the estimated value of the improvements and other property insured. Thus, for example, LRC may, without violating this requirement maintain a minimum sublimit applicable to the Improvements which is one-third the amount of the same sublimit applicable to another building owned by LRC if the other building has an estimated value that is three times higher than the estimated value of the Improvements.)
8. Evidence of Insurance.
A.	Provision of Evidence. Evidence of the insurance coverage required to be maintained by LRC, represented by certificates of insurance, evidence of insurance, and endorsements issued by the insurance company or its legal agent,

Annex 2 — Page 5

must be furnished to BNPPLC prior to the Effective Date. New certificates of insurance, evidence of insurance, and endorsements will be provided to BNPPLC prior to or concurrent with the termination date of the current certificates of insurance, evidence of insurance, and endorsements.
B.	Form:
i	All property insurance required herein will be evidenced by ACORD form 28, AEvidence of Property Insurance@, in each case completed and interlineated in a manner satisfactory to BNPPLC to show compliance with the requirements of this Annex. If requested by BNPPLC, copies of endorsements must be attached to such form.

ii.	All liability insurance required herein will be evidenced by ACORD form 25, ACertificate of Insurance@, in each case completed and interlineated in a manner satisfactory to BNPPLC to show compliance with the requirements of this Annex. If requested by BNPPLC, copies of endorsements must be attached to such form.
C.	Specifications: Such certificates of insurance, evidence of insurance, and endorsements will specify:
i.	BNPPLC as a certificate holder with correct mailing address as provided by BNPPLC.

ii.	Insured’s name, which must match that on the Agreement to which this Annex is attached.

iii.	Insurance companies affording each coverage, policy number of each coverage, policy dates of each coverage, all coverages and limits described herein, and signature of authorized representative of insurance company.

iv.	Producer of the certificate with correct address and phone number listed.

v.	Additional insured status required by this Annex.

vi.	Aggregate limits (per project) required by this Annex.

vii.	Amount of any deductibles and/or retentions.

viii.	Cancellation, nonrenewal and reduction in coverage notification as required by this Annex. Additionally, the words Aendeavor to@ and Abut failure to mail such notice will impose no obligation or liability of any kind upon Company, it agents or representatives@ will be deleted from the cancellation provision of the ACORD 25 certificate of insurance form; and changes to the same effect will be made in any other certificate or evidence of insurance provided to satisfy the requirements of this Annex.

ix.	Primary status required by this Annex.

x.	Waivers of subrogation required by this Annex.

Annex 2 — Page 6

D.	Failure to Obtain: Failure of BNPPLC to demand such certificate or other evidence of full compliance with these insurance requirements or failure of BNPPLC to identify a deficiency in the form of evidence that is provided will not be construed as a waiver of LRC’s obligation to maintain such insurance.
E.	Certified Copies: LRC must provide to BNPPLC copies, certified as complete and correct by an authorized agent of the applicable insurer, of all insurance policies required herein within ten (10) days after receipt of a request for such copies from BNPPLC subject to availability from the insurance company.

Annex 2 — Page 7